UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DISH Network Corporation
(Name of Registrant as Specified In Its Charter)

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March 22, 2017

DEAR SHAREHOLDER:

It is a pleasure for me to extend to you an invitation to attend the 2017 Annual Meeting of Shareholders of DISH Network Corporation.  The Annual Meeting will be held on May 1, 2017, at 1:00 p.m., local time, at DISH Network’s headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.

The enclosed Notice of 2017 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.  During the Annual Meeting, we will also review DISH Network’s operations and other items of general interest regarding the corporation.

We hope that all shareholders will be able to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting personally, it is important that you be represented.  To ensure that your vote will be received and counted, please vote online, by mail or by telephone, by following the instructions included with the proxy card.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in DISH Network.  I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN

Chairman and Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF DISH NETWORK CORPORATION:

The Annual Meeting of Shareholders of DISH Network Corporation will be held on May 1, 2017, at 1:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112, for the following purposes:

1.              To elect ten directors to our Board of Directors;

2.              To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.              To conduct a non-binding advisory vote on executive compensation;

4.              To conduct a non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation; and

5.              To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy.  Whether or not you plan to attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•                  Vote online or by telephone, by following the instructions included with the proxy card; or

•                  Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 15, 2017 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting.  This proxy statement and the proxy card were either made available to you online or mailed to you beginning on or about March 22, 2017.

By Order of the Board of Directors

R. STANTON DODGE

Executive Vice President, General Counsel

and Secretary

March 22, 2017

9601 S. Meridian Blvd. • Englewood, Colorado 80112 • Tel: (303) 723-1000 • Fax: (303) 723-1999

PROXY STATEMENT

OF

DISH NETWORK CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of DISH Network Corporation (“DISH Network,” “we,” “us,” “our” or the “Corporation”).  The Annual Meeting will be held on May 1, 2017, at 1:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.

This Proxy Statement is being sent or provided on or about March 22, 2017, to holders of record at the close of business on March 15, 2017 (the “Record Date”) of our Class A Common Stock (the “Class A Shares”) and Class B Common Stock (the “Class B Shares”).

Your proxy is being solicited by our Board of Directors (the “Board” or “Board of Directors”).  Your proxy may be revoked by written notice given to our Secretary at our headquarters at any time before being voted.  You may also revoke your proxy by submitting a proxy with a later date or by voting in person at the Annual Meeting.  To vote online or by telephone, please refer to the instructions included with the proxy card.  To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the accompanying proxy card.  Votes submitted online or by telephone or mail must be received by 11:59 p.m., Eastern Time, on April 30, 2017.  Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so.  Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in the accompanying proxy card.  The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of ten directors, the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, a non-binding advisory vote on executive compensation, and a non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation.  If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter.  Your presence at the Annual Meeting does not of itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis.  Registration and seating will begin at 12:30 p.m., local time, and the Annual Meeting will begin at 1:00 p.m., local time.  Each shareholder may be asked to present a valid government issued photo identification confirming his or her identity as a shareholder of record, such as a driver’s license or passport.  Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

If your shares are held by a broker, bank, or other nominee (often referred to as holding in “street name”) and you desire to attend the Annual Meeting, you will need to bring a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the Record Date.  All shareholders must check in at the registration desk at the Annual Meeting.

Securities Entitled to Vote

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record,” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying 2016 Annual Report and the proxy card directly from us.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other nominee, who is considered with respect to those shares the shareholder of record, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

Only shareholders of record at the close of business on the Record Date are entitled to notice of the Annual Meeting.  Such shareholders may vote shares held by them at the close of business on the Record Date at the Annual Meeting.  At the close of business on the Record Date, 226,949,782 Class A Shares and 238,435,208 Class B Shares were outstanding.  Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders.  Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

Vote Required

In accordance with our Articles of Incorporation, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director.  No cumulative voting is permitted.  The ten nominees receiving the highest number of votes cast “for” will be elected.

The affirmative vote of a majority of the voting power represented at the Annual Meeting is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the non-binding advisory vote on executive compensation, and the non-binding advisory vote on the frequency of future advisory votes on executive compensation.  The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the non-binding advisory vote on executive compensation, and the non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation.

Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting.  Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the non-binding advisory vote on executive compensation, and the non-binding advisory vote on the frequency of future advisory votes on executive compensation.  However, abstentions will not be counted as “against” or “for” the election of directors.  Broker nonvotes will not be considered in determining the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the non-binding advisory vote on executive compensation, or the non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation.

Charles W. Ergen, our Chairman and Chief Executive Officer, currently possesses approximately 78.5% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” below.  Mr. Ergen has indicated his intention to vote: (1) for the election of each of the ten director nominees, (2) for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, (3) for the non-binding advisory approval of executive compensation, and (4) for the holding of a non-binding advisory vote on executive compensation once every three years.  Accordingly, the election of each of the director nominees, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the non-binding advisory approval of executive compensation, and the holding of a non-binding advisory vote on executive compensation once every three years are assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.”  Under this procedure, service providers that deliver our communications to shareholders may deliver a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to multiple shareholders sharing the same address, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  Shareholders who participate in householding will continue to receive separate proxy cards.  This householding procedure reduces our printing costs and postage fees.

We will deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.  Please notify Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, New York 11717 or (800) 542-1061 to receive a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our annual reports, proxy statements and/or Notices of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions at the address or phone number provided above.

Our Mailing Address

Our mailing address is 9601 S. Meridian Blvd., Englewood, Colorado 80112.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a board of ten directors at the Annual Meeting.  Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his or her respective successor shall be duly elected and qualified.  The affirmative vote of a plurality of the total votes cast for directors is necessary to elect a director.  This means that the ten nominees who receive the most votes will be elected to the ten open directorships even if they get less than a majority of the votes cast.  Each nominee has consented to his or her nomination and has advised us that he or she intends to serve if elected.  If at the time of the Annual Meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees; or (ii) the Board of Directors may, in accordance with our Bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Corporation

George R. Brokaw	49	2013	Director
James DeFranco	64	1980	Director and Executive Vice President
Cantey M. Ergen	61	2001	Director and Senior Advisor
Charles W. Ergen	64	1980	Chairman and Chief Executive Officer
Steven R. Goodbarn	59	2002	Director
Charles M. Lillis	75	2013	Director
Afshin Mohebbi	54	2014	Director
David K. Moskowitz	58	1998	Director and Senior Advisor
Tom A. Ortolf	66	2005	Director
Carl E. Vogel	59	2005	Director and Senior Advisor

The following sets forth the business experience of each of the nominees over the last five years:

George R. Brokaw.  Mr. Brokaw joined the Board in October 2013 and is a member of our Audit Committee and Nominating Committee.  Mr. Brokaw is currently a Managing Partner of the investment firm Trafelet Brokaw & Co., LLC.  Until September 30, 2013, Mr. Brokaw served as Managing Director of the Highbridge Growth Equity Fund at Highbridge Principal Strategies, LLC (“Highbridge”).  Prior to joining Highbridge in 2012, Mr. Brokaw was a Managing Partner and Head of Private Equity at Perry Capital, L.L.C. (“Perry”).  Prior to joining Perry, Mr. Brokaw was Managing Director (Mergers & Acquisitions) of Lazard Frères & Co. LLC (“Lazard”) from 2003 to 2005.  Mr. Brokaw joined the board of directors of Alico, Inc. in November 2013 and continues to serve in that role.  Mr. Brokaw previously served on the board of directors of North American Energy Partners Inc. from 2006 to 2013 and the board of directors of Terrapin 3 Acquisition Corporation from 2014 to 2016.  The Board has determined that Mr. Brokaw meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Mr. Brokaw should continue to serve on the Board due, among other things, to his financial experience, acquired, in part, during his tenure with Highbridge, Perry and Lazard.  Mr. Brokaw received a B.A. from Yale University and a J.D. and M.B.A. from the University of Virginia.  Mr. Brokaw is a member of the New York Bar.

James DeFranco.  Mr. DeFranco is one of our Executive Vice Presidents and has been one of our vice presidents and a member of the Board of Directors since our formation.  During the past five years he has held various executive officer and director positions with DISH Network and our subsidiaries.  During 1980, Mr. DeFranco co-founded DISH Network with Charles W. Ergen and Cantey M. Ergen.  The Board concluded that Mr. DeFranco should continue to serve on the Board due, among other things, to his knowledge of DISH Network since its formation, particularly in sales and marketing.

Cantey M. Ergen.  Mrs. Ergen has served on the Board since May 2001, is currently a Senior Advisor to us and has had a variety of operational responsibilities with us since our formation.  Mrs. Ergen served as a member of the board of trustees of Children’s Hospital Colorado from 2001 to 2012, and is now an honorary lifetime member.  Mrs. Ergen has also served on the board of trustees of Wake Forest University since 2009.  During 1980, Mrs. Ergen co-founded DISH Network with her future spouse, Charles W. Ergen, and James DeFranco.  The Board concluded that Mrs. Ergen should continue to serve on the Board due, among other things, to her knowledge of DISH Network since its inception and her service to us in a multitude of roles over the years.

Charles W. Ergen.  Mr. Ergen serves as our executive Chairman and Chief Executive Officer and has been Chairman of the Board of Directors since our formation.  During the past five years, Mr. Ergen has held various executive officer and director positions with DISH Network and our subsidiaries including the position of President, which he held most recently from March 2015 to December 2015.  During 1980, Mr. Ergen co-founded DISH Network with his future spouse, Cantey M. Ergen, and James DeFranco.  Mr. Ergen also serves as executive Chairman and Chairman of the Board of Directors of EchoStar Corporation (“EchoStar”).  The Board concluded that Mr. Ergen should continue to serve on the Board due, among other things, to his role as our co-founder and controlling shareholder and the expertise, leadership and strategic direction that he has contributed to us since our formation.

Steven R. Goodbarn.  Mr. Goodbarn joined the Board in December 2002 and is a member of our Audit Committee, where he serves as our “audit committee financial expert”, and our Executive Compensation Committee (the “Compensation Committee”).  Mr. Goodbarn co-founded Secure64 Software Corporation in 2002, where he serves as a director and served as President and Chief Executive Officer from 2005 to 2016.  Mr. Goodbarn was Chief Financial Officer of Janus Capital Corporation (“Janus”) from 1992 to 2000, where he was a member of the executive committee and served on the board of directors of many Janus corporate and investment entities.  Mr. Goodbarn is a CPA and spent 12 years at Price Waterhouse prior to joining Janus.  The Board has determined that Mr. Goodbarn meets the independence and “audit committee financial expert” requirements of NASDAQ and SEC rules and regulations.  Mr. Goodbarn served as a member of the board of directors of EchoStar from its formation in October 2007 until November 2008.  The Board concluded that Mr. Goodbarn should continue to serve on the Board due, among other things, to his knowledge of DISH Network from his service as a director since 2002 and his expertise in accounting, auditing, finance and risk management that he brings to the Board, in particular in light of his background as a CPA and his prior experience serving as Chief Financial Officer of Janus.

Charles M. Lillis.  Mr. Lillis joined the Board in November 2013 and is a member of our Audit Committee and Compensation Committee.  Mr. Lillis served as an advisor to Wells Fargo Bank, N.A. (“Wells Fargo”) from 2011 to 2013.  Previously, Mr. Lillis was a co-founder and managing partner of Castle Pines Capital LLC (“Castle Pines Capital”) from 2004 to 2011, a private equity concern and a financial services entity.  Castle Pines Capital was acquired by Wells Fargo in 2011.  Mr. Lillis was also previously a co-founder and principal of LoneTree Capital Management LLC (“LoneTree Capital Management”), a private equity investing group formed in 2000.  Prior to LoneTree Capital Management, Mr. Lillis served as Chairman of the board of directors and Chief Executive Officer of MediaOne Group, Inc. from its inception in 1995 through its acquisition by AT&T Corp. in 2000.  Mr. Lillis also has served on the boards of the following public companies:  Charter Communications Inc. (“Charter”) from 2003 to 2005; Medco Health Solutions, Inc. from 2005 to 2012; SUPERVALU Inc. from 1995 to 2011; The Williams Companies Inc. from 2000 to 2009; and Washington Mutual, Inc. from 2005 to 2009.  Mr. Lillis also serves on the board of directors of the private company SomaLogic Inc.  The Board has determined that Mr. Lillis meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Mr. Lillis should continue to serve on the Board due, among other things, to his financial and managerial experience.

Afshin Mohebbi.  Mr. Mohebbi joined the Board in September 2014 and is a member of our Audit Committee and Nominating Committee. Mr. Mohebbi is a private investor and advisor to public and private companies.  Mr. Mohebbi has been a Senior Advisor to TPG Capital since March 2003.  Prior to TPG Capital, Mr. Mohebbi was President and Chief Operating Officer of Qwest Communications International, Inc. (“Qwest”) from April 2001 to December 2002.  From July 2000 to April 2001, Mr. Mohebbi served as President, Worldwide Operations of Qwest.  From June 1999 to July 2000, Mr. Mohebbi served as President and Chief Operating Officer at Qwest prior to its merger with US WEST, Inc.  Before joining Qwest, Mr. Mohebbi served as President and managing director of the United Kingdom Markets for British Telecom and was a member of its management board from 1997 to 1999.  Prior to British Telecom, Mr. Mohebbi served as Vice President-Marketing for SBC Communications, Inc., following its acquisition of Pacific Bell in 1997.  Mr. Mohebbi began his career with Pacific Bell in 1983, where he held a variety of positions, including Vice President-Business Markets. Mr. Mohebbi previously served on the board of directors of Hanaro Telecom Incorporated from 2005 to 2007 and the board of directors of BearingPoint, Inc. from 2001 to 2005.  Mr. Mohebbi currently serves on the board of directors of Digital Reality Trust, Inc., which he joined in 2016.  Mr. Mohebbi also serves on the boards of directors of several private companies.  The Board has determined that Mr. Mohebbi meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Mr. Mohebbi should continue to serve on the Board due, among other things, to his financial and managerial experience in the telecommunications and related industries, acquired, in part, during his tenure with TPG Capital and Qwest.

David K. Moskowitz.  Mr. Moskowitz is one of our Senior Advisors and was an Executive Vice President as well as our Secretary and General Counsel until 2007.  Mr. Moskowitz joined us in March 1990.  He was elected to the Board in 1998. Mr. Moskowitz performs certain business functions for us and our subsidiaries from time to time.  Mr. Moskowitz served as a member of the board of directors of EchoStar from its formation in October 2007 until May 2012.  Mr. Moskowitz also serves on the board of directors of several private companies and charitable organizations.  The Board concluded that Mr. Moskowitz should continue to serve on the Board due, among other things, to his knowledge of DISH Network from his service as a director since 1998 and his business and legal expertise that he brings to the Board, in particular in light of his service as our General Counsel for 17 years.

Tom A. Ortolf.  Mr. Ortolf joined the Board in May 2005 and is a member of our Audit Committee, Compensation Committee, and Nominating Committee.  Mr. Ortolf has been the President of CMC, a privately held investment management firm, for over twenty years.  The Board has determined that Mr. Ortolf meets the independence requirements of NASDAQ and SEC rules and regulations.  Mr. Ortolf has also served as a member of the board of directors of EchoStar since its formation in October 2007.  The Board concluded that Mr. Ortolf should continue to serve on the Board due, among other things, to his knowledge of DISH Network from his service as a director since 2005 and his expertise in finance, business and risk management, in particular in light of his experience as an executive with CMC.

Carl E. Vogel.  Mr. Vogel has served on the Board since May 2005 and is currently a Senior Advisor to us.  Mr. Vogel is also a private investor as well as a senior advisor to KKR & Co. L.P.  He served as our President from September 2006 to February 2008 and served as our Vice Chairman from June 2005 to March 2009.  From October 2007 to March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar.  From 2001 to 2005, Mr. Vogel served as the President and CEO of Charter, a publicly-traded company providing cable television and broadband services to approximately six million customers. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media Corporation from 1998 to 2001.  Mr. Vogel was one of our executive officers from 1994 to 1997, including serving as our President from 1995 to 1997.  Mr. Vogel is also currently serving on the boards of directors of Shaw Communications Inc. (which he joined in 2006), Universal Electronics, Inc. (which he joined in 2009), Ascent Capital Group, Inc. (f/k/a Ascent Media Corporation, which he joined in 2009), Sirius XM Holdings Inc. (which he joined in 2011) and AMC Networks Inc. (which he joined in 2013).  The Board concluded that Mr. Vogel should continue to serve on the Board due, among other things, to his knowledge of DISH Network from his service as a director and officer and his experience in the telecommunications and related industries from his service over the years as a director or officer with a number of different companies in those industries.

Charles W. Ergen, our Chairman and Chief Executive Officer, currently possesses approximately 78.5% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” below. Mr. Ergen has indicated his intention to vote in favor of each of the nominees set forth in Proposal No. 1.  Accordingly, election of all of the nominees set forth in Proposal No. 1 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein (Item No.  1 on the enclosed proxy card).

CORPORATE GOVERNANCE MATTERS

Board of Directors and Committees and Selection Process

Our Board held six meetings in 2016 and also took action by unanimous written consent on six occasions during 2016.  Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he or she was a director, and (ii) the total number of meetings held by all committees of the Board on which he or she served.  In addition, our non-employee directors held four executive sessions in 2016.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.  Officers serve at the discretion of the Board.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman and Chief Executive Officer.  Mr. Ergen currently beneficially owns approximately 48.1% of our total equity securities and possesses approximately 78.5% of the total voting power.  Mr. Ergen’s beneficial ownership excludes 33,790,620 of Class A Shares issuable upon conversion of Class B Shares currently held by certain trusts established by Mr. Ergen for the benefit of his family.  These trusts beneficially own approximately 13.0% of our total equity securities and possess approximately 12.9% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” below.  Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.  Nevertheless, the Corporation has created a Compensation Committee and a Nominating Committee, in addition to an Audit Committee, all of which are composed entirely of independent directors.  The charters of our Compensation, Audit and Nominating Committees are available free of charge on the investor relations section of our website at http://www.dish.com.  The function and authority of these committees are described below:

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related SEC rules and regulations.  The Audit Committee operates under an Audit Committee Charter adopted by the Board.  The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee held nine meetings and did not take action by unanimous written consent during 2016.  The current members of the Audit Committee are Mr. Brokaw, Mr. Goodbarn, Mr. Lillis, Mr. Mohebbi and Mr. Ortolf, with Mr. Ortolf serving as Chairman of the Audit Committee and Mr. Goodbarn serving as our “audit committee financial expert”. The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Goodbarn qualifies as an “audit committee financial expert” as defined by applicable SEC rules and regulations.

Compensation Committee.  The Compensation Committee operates under a Compensation Committee Charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and (iv) set the compensation of Mr. Ergen, who is our Chairman and Chief Executive Officer. The Compensation Committee held six meetings and took action by unanimous written consent on three occasions during 2016.  The current members of the Compensation Committee are Mr. Goodbarn, Mr. Lillis, and Mr. Ortolf, with Mr. Goodbarn serving as Chairman of the Compensation Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

Nominating Committee.  The Nominating Committee operates under a Nominating Committee Charter adopted by the Board.  The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board.  The Nominating Committee held one meeting and took action by unanimous written consent on one occasion during 2016.  The current members of the Nominating Committee are Mr. Brokaw, Mr. Mohebbi and Mr. Ortolf, with Mr. Brokaw serving as Chairman of the Nominating Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

The Nominating Committee will consider candidates suggested by its members, other directors, senior management and shareholders as appropriate.  No search firms or other advisors were retained to identify prospective nominees during the past fiscal year.  The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by security holders or with respect to nominating anyone to our Board other than nonemployee directors.  Director candidates, whether recommended by the Nominating Committee, other directors, senior management or shareholders are currently considered by the Nominating Committee and the Board, as applicable, in light of the entirety of their credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.

Board Criteria.  In considering whether to recommend a prospective nominee for selection by the Board, including candidates recommended by shareholders, the Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  However, DISH Network believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s Bylaws relating to shareholder nominations.  Communications can be directed to the Corporation’s Secretary or any member of the Nominating Committee in accordance with the process described in “Shareholder Communications” below.

Board Leadership Structure.  The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer, among other reasons, because of Mr. Ergen’s unique position and qualifications as our co-founder and controlling shareholder.  Mr. Ergen has previously held the positions of Chairman and Chief Executive Officer of DISH Network from time to time.  The Board believes that Mr. Ergen remains best situated to serve as Chairman, among other reasons, because he is the director most familiar with the Corporation’s business and industry and is also the person most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  We believe that this leadership structure is appropriate for the Corporation, among other reasons, because it helps to ensure clarity regarding leadership of the Corporation, allows the Corporation to speak with one voice and provides for the efficient operation of our Board process.  This structure also avoids potential confusion as to leadership roles and duplication of efforts that can result when the roles are separated.  Furthermore, in light of Mr. Ergen’s voting control and position with DISH Network, we believe that the creation of a lead independent director position is not necessary at this time.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes.  The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Corporation.  These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks.  Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives.  The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes.  For example, as part of its charter, our Audit Committee is responsible for, among other things, discussing Corporation policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation.  When a Committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant Committee is expected to report on the discussion to the full Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one Committee has responsibility.  The Board or applicable Committee also has authority to engage external advisors to the extent necessary or appropriate.

Other Information about Our Board of Directors

Compensation Committee Interlocks and Insider Participation.  The Compensation Committee is comprised solely of independent directors.  The Compensation Committee members are Mr. Goodbarn, Mr. Lillis and Mr. Ortolf.  None of these individuals was an officer or employee of DISH Network or EchoStar at any time during the 2016 fiscal year.  During the 2016 fiscal year, no executive officer of DISH Network served on: (i) the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (ii) the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or (iii) the compensation committee of another entity, one of whose executive officers served on our Board of Directors.

Annual Meeting Attendance.  Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings.  All of our directors serving as directors at the time of our 2016 annual meeting were in attendance at our 2016 annual meeting.  We expect that all of our directors will attend the 2017 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by:  (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated persons acting as one of our executive officers in 2016 (collectively, the “Named Executive Officers” or “NEOs”); and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	208,113,526	48.1%
Cantey M. Ergen (4)	207,341,526	48.0%
Centennial Fiduciary Management LLC (5)	33,798,805	13.0%
Putnam Investments, LLC (6)	25,330,705	11.2%
JPMorgan Chase & Co. (7)	23,525,585	10.4%
Dodge & Cox (8)	16,265,180	7.2%
Eagle Capital Management, LLC (9)	16,228,710	7.2%
James DeFranco (10)	4,382,422	1.9%
David K. Moskowitz (11)	177,359	*
Tom A. Ortolf (12)	85,200	*
W. Erik Carlson (13)	56,929	*
Warren W. Schlichting (14)	53,557	*
Carl E. Vogel (15)	41,563	*
Roger J. Lynch (16)	40,494	*
Charles M. Lillis (17)	36,860	*
George R. Brokaw (18)	22,500	*
Steven R. Goodbarn (19)	22,000	*
Afshin Mohebbi (20)	18,750	*
Steven E. Swain (21)	13,947	*
All Directors and Executive Officers as a Group (22 persons) (22)	213,535,562	49.3%
Class B Common Stock:
Charles W. Ergen	204,644,588	85.8%
Cantey M. Ergen	204,644,588	85.8%
Trusts (23)	33,790,620	14.2%
All Directors and Executive Officers as a Group (22 persons) (22)	204,644,588	85.8%

*             Less than 1%.

(1)               Except as otherwise noted below, the address of each such person is 9601 S. Meridian Blvd., Englewood, Colorado 80112.  As of the close of business on the Record Date, there were 226,949,782 outstanding Class A Shares and 238,435,208 outstanding Class B Shares.

(2)               Mr. Ergen is deemed to own beneficially all of the Class A Shares owned by his spouse, Cantey M. Ergen. Mr. Ergen’s beneficial ownership includes: (i) 498,785 Class A Shares; (ii) 19,674 Class A Shares held in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”); (iii) 772,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 235 Class A Shares held by Mrs. Ergen; (v) 2,114 Class A Shares held in the 401(k) Plan by Mrs. Ergen; (vi) 8,425 Class A Shares held by one of Mr. Ergen’s children; (vii) 2,167,705 Class A Shares held by a charitable foundation for which Mr. Ergen is an officer and for which he shares investment and voting power with Mrs. Ergen; and (viii) 204,644,588 Class A Shares issuable upon conversion of Mr. Ergen’s Class B Shares.  Mr. Ergen has sole voting and dispositive power with respect to 165,487,107 Class B Shares. Mr. Ergen’s beneficial ownership of Class A Shares excludes 33,790,620 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family (see (5) below in the notes to the table).

(3)               Because each Class B Share is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of the Corporation representing approximately 78.5% of the voting power of the Corporation (assuming no conversion of the Class B Shares and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date).  Mr. Ergen’s beneficial ownership includes: (i) 17,106,320 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Three-Year 2014 DISH GRAT; and (ii) 22,051,161 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Three-Year 2015 DISH GRAT.  Mr. Ergen’s beneficial ownership excludes 33,790,620 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family (see (5) below in the notes to the table).  These trusts beneficially own approximately 13.0% of our total equity securities and possess approximately 12.9% of the total voting power.

(4)               Mrs. Ergen beneficially owns all of the Class A Shares owned by her spouse, Mr. Ergen, except for 772,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(5)               The address of Centennial Fiduciary Management LLC is 1623 Central Avenue, Suite 214, Cheyenne, Wyoming 82001.  Centennial Fiduciary Management LLC’s beneficial ownership includes: (i) 8,185 Class A Shares owned beneficially by Centennial Fiduciary Management LLC solely in its capacity as trustee (with sole voting and dispositive power) of certain trusts established by Mr. Ergen for the benefit of his family; and (ii) 33,790,620 Class B Shares owned beneficially by Centennial Fiduciary Management LLC solely in its capacity as trustee (with sole voting and dispositive power) of certain trusts established by Mr. Ergen for the benefit of his family. There is no arrangement or agreement between any of the trusts identified in clauses (i) and (ii) above to vote or dispose of any shares of DISH Network.  In its capacity as trustee, Centennial Fiduciary Management LLC exercises voting and dispositive power with respect to each such trust independently and in accordance with its fiduciary responsibilities to the beneficiaries of such trusts.  Mr. William R. Gouger is deemed to own beneficially all of the Class A Shares and Class B Shares owned beneficially by Centennial Fiduciary Management LLC solely by virtue of his position as the sole member of the investment committee (with sole voting and dispositive power) of Centennial Fiduciary Management LLC, which serves as trustee of certain trusts established by Mr. Ergen for the benefit of his family.  The address of Mr. Gouger is 5701 S. Santa Fe Drive, Littleton, Colorado 80123.

(6)               The address of Putnam Investments, LLC (“Putnam Investments”) is One Post Office Square, Boston, Massachusetts 02109.  Of the Class A Shares beneficially owned, Putnam Investments has sole voting power as to 147,666 Class A Shares and sole dispositive power as to 25,330,705 Class A Shares.  The foregoing information is based solely upon a Schedule 13G filed by Putnam Investments with the SEC on February 14, 2017.

(7)               The address of JPMorgan Chase & Co. (“JPMorgan Chase”) is 270 Park Avenue, New York, New York 10017.  Of the Class A Shares beneficially owned, JPMorgan Chase has sole voting power as to 21,436,727 Class A Shares and sole dispositive power as to 23,315,754 Class A Shares.  In addition, of the Class A Shares beneficially owned, JPMorgan Chase has shared voting power as to 160,053 Class A Shares and shared dispositive power as to 207,632 Class A Shares.  The foregoing information is based solely upon a Schedule 13G filed by JPMorgan Chase with the SEC on January 11, 2017.

(8)               The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.  Of the Class A Shares beneficially owned, Dodge & Cox has sole voting power as to 15,383,913 Class A Shares and sole dispositive power as to 16,265,180 Class A Shares.  The foregoing information is based solely upon a Schedule 13G filed by Dodge & Cox with the SEC on February 14, 2017.

(9)               The address of Eagle Capital Management, LLC (“Eagle”) is 499 Park Avenue, 17th Floor, New York, New York 10022.  Of the Class A Shares beneficially owned, Eagle has sole voting power as to 13,477,752 Class A Shares and sole dispositive power as to 16,228,710 Class A Shares.  The foregoing information is based solely upon a Schedule 13G filed by Eagle with the SEC on February 14, 2017.

(10)        Mr. DeFranco’s beneficial ownership includes: (i) 1,133,529 Class A Shares; (ii) 19,674 Class A Shares held in the 401(k) Plan; (iii) 12,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 50,000 Class A Shares held by Mr. DeFranco in an irrevocable trust for the benefit of his children and grandchildren; (v) 12,160 Class A Shares held by Mr. DeFranco as custodian for his children; (vi) 1,250,000 Class A Shares controlled by Mr. DeFranco as general partner of a limited partnership; and (vii) 1,905,059 Class A Shares held by Mr. DeFranco as a general partner of a different limited partnership.

(11)        Mr. Moskowitz’s beneficial ownership includes: (i) 130,666 Class A Shares; (ii) 18,865 Class A Shares held in the 401(k) Plan; (iii) 1,328 Class A Shares held as custodian for his children; and (iv) 26,500 Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of the board of directors.

(12)        Mr. Ortolf’s beneficial ownership includes: (i) 25,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (ii) 200 Class A Shares held in the name of one of his children; and (iii) 60,000 Class A Shares held by a partnership of which Mr. Ortolf is a partner and are held as collateral for a margin account.

(13)        Mr. Carlson’s beneficial ownership includes: (i) 9,678 Class A Shares; (ii) 1,251 Class A Shares held in the 401(k) Plan; and (iii) 46,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(14)        Mr. Schlichting’s beneficial ownership includes: (i) 2,367 Class A Shares; (ii) 304 Class A Shares held in the 401(k) Plan; and (iii) 50,886 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(15)        Mr. Vogel’s beneficial ownership includes: (i) 40,165 Class A Shares (including 10,000 shares held in an account that is subject to a margin loan); and (ii) 1,398 Class A Shares held in the 401(k) Plan.

(16)        Mr. Lynch’s beneficial ownership includes: (i) 243 Class A Shares; (ii) 251 Class A Shares held in the 401(k) Plan; and (iii) 40,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(17)        Mr. Lillis’ beneficial ownership includes: (i) 8,080 Class A Shares; (ii) 22,500 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iii) 2,355 Class A Shares held by a limited liability company of which Mr. Lillis is the managing member; and (iv) 3,925 Class A Shares held by Mr. Lillis’ spouse.

(18)        Mr. Brokaw’s beneficial ownership includes 22,500 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(19)        Mr. Goodbarn’s beneficial ownership includes: (i) 5,000 Class A Shares; and (ii) 17,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(20)        Mr. Mohebbi’s beneficial ownership includes 18,750 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(21)        Mr. Swain’s beneficial ownership includes: (i) 591 Class A Shares; (ii) 356 Class A Shares held in the 401(k) Plan; and (iii) 13,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(22)        Includes: (i) 1,850,619 Class A Shares; (ii) 74,615 Class A Shares held in the 401(k) Plan; (iii) 1,476,636 Class A Shares subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 3,217,414 Class A Shares held in partnerships; (v) 204,644,588 Class A Shares issuable upon conversion of Class B Shares; (vi) 77,485 Class A Shares held in the name of, or in trust for, children and other family members; and (vii) 2,194,205 Class A Shares held by charitable foundations.  Class A Shares and Class B Shares beneficially owned by both Mr. and Mrs. Ergen are only included once in calculating the aggregate number of shares owned by directors and executive officers as a group.

(23)        Held by certain trusts established by Mr. Ergen for the benefit of his family.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities.  We believe that during 2016, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements.  In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses our compensation objectives and policies for our Named Executive Officers, or NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of fiscal 2016 compensation for our NEOs.  Our NEOs in 2016 were Charles W. Ergen, W. Erik Carlson, Roger J. Lynch, Warren W. Schlichting and Steven E. Swain.

This Compensation Discussion and Analysis contains information regarding company performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2016 but are not intended to be estimates of future results or other forward-looking guidance.  We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.

Overall Compensation Program Objectives and Policies

Compensation Philosophy

DISH Network’s executive compensation program is guided by the following key principles:

•                  Attraction, retention and motivation of executive officers over the long-term;

•                  Recognition of individual performance;

•                  Recognition of the achievement of company-wide performance goals; and

•                  Creation of shareholder value by aligning the interests of management and DISH Network’s shareholders through equity incentives.

General Compensation Levels

The total direct compensation opportunities, both base salaries and long-term incentives, offered to DISH Network’s NEOs have been designed to ensure that they are competitive in the market, support DISH Network’s executive recruitment and retention objectives, reward individual and company-wide performance and contribute to DISH Network’s long-term success by aligning the interests of its executive officers and shareholders.

The Compensation Committee, without Mr. Ergen present, determines Mr. Ergen’s compensation. Mr. Ergen recommends to the Board of Directors, but the Board of Directors ultimately approves, the base compensation of DISH Network’s other NEOs.  The Compensation Committee has made and approved grants of options and other equity-based compensation to DISH Network’s NEOs, and established in writing performance goals for any performance-based compensation that together with other compensation to any of DISH Network’s NEOs could exceed $1 million annually. The Compensation Committee has also certified achievement of those performance goals prior to payment of performance-based compensation.

In determining the actual amount of each NEO’s compensation, the Corporation considers, among other things, the following factors: (i) the information described in “Compilation of Certain Proxy Data” below; (ii) subjective performance evaluations of the individual’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs other than himself); (iii) the individual’s success in achieving individual and company-wide goals; (iv) whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals; (v) equity awards previously granted to the individual; and (vi) equity awards that would be normally granted upon a promotion in accordance with DISH Network’s policies for promotions.  The Corporation also considers the extent to which individual extraordinary efforts of each of DISH Network’s NEOs resulted in tangible increases in corporate, division or department success when setting base cash salaries and short term incentive compensation.

Furthermore, the Compensation Committee also makes a subjective determination as to whether an increase should be made to Mr. Ergen’s compensation based on its evaluation of Mr. Ergen’s contribution to the success of DISH Network, whether the performance goals of any short-term or long-term incentive plans were met, the respective payouts that would become payable to Mr. Ergen upon achievement of those performance goals, the respective options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.

This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to incentive compensation, DISH Network attempts to ensure that each NEO has equity incentives at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Shares. Therefore, DISH Network may grant more equity incentives to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO.

Compilation of Certain Proxy Data

In connection with the approval process for DISH Network’s executive officer compensation, the Board of Directors and the Compensation Committee had management prepare a compilation of the compensation components for the NEOs of companies selected by the Compensation Committee, as disclosed in their respective publicly-filed proxy statements (the “Proxy Data”). These surveyed companies included: AT&T Inc., DirecTV; Comcast Corporation; Time Warner Cable Inc.; Charter Communications, Inc.; Liberty Global, Inc.; Verizon Communications Inc.; CenturyLink, Inc.; Level 3 Communications, Inc.; and Netflix, Inc.  The Proxy Data, along with other information obtained by members of the Compensation Committee from media reports, such as newspaper or magazine articles or other generally available sources related to executive compensation, and from corporate director events attended by members of the Compensation Committee, is used solely as a subjective frame of reference, rather than a basis for benchmarking compensation for DISH Network’s NEOs.  We do not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting DISH Network’s executive compensation to that of other companies.  Generally, DISH Network’s overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives but is intended to be competitive over time in equity compensation.  If DISH Network’s stock performance substantially outperforms similar companies, executive compensation at DISH Network could exceed that at similar companies.  Barring significant increases in the stock price, however, DISH Network’s compensation levels generally lag its peers.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid).  This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules.  We generally structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Code when we believe such payments are appropriate, after taking into consideration changing business conditions or the officer’s performance.  However, nondeductible compensation in excess of this limitation may be paid.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee to either evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Weighting and Selection of Elements of Compensation

As described in “General Compensation Levels” above, we have not in the past assigned specific weights to any factors considered in determining compensation, and none of the factors are more dispositive than others.

Elements of Executive Compensation

The primary components of DISH Network’s executive compensation program have included:

•                  base cash salary;

•                  short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses;

•                  long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

These elements combine to promote the objectives and policies described above.  Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our NEOs.  Short-term incentives reward individual performance and achievement of annual goals important to DISH Network. Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.

DISH Network has not required that a certain percentage of an executive’s compensation be provided in one form versus another.  However, our goal is to award compensation that is reasonable in relation to DISH Network’s compensation program and objectives when all elements of potential compensation are considered.  Each element of DISH Network’s historical executive compensation and the rationale for each element is described below.

Base Cash Salary

DISH Network has traditionally included salary in its executive compensation package under the belief that it is appropriate that some portion of the compensation paid to its executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, for the reasons discussed in “Long-Term Equity Incentive Compensation,” DISH Network has weighted overall compensation towards equity components as opposed to base salaries. The Board of Directors has traditionally been free to set base salary at any level deemed appropriate, with the Compensation Committee setting the base salary of the Chairman.  The Compensation Committee and the Board of Directors typically review base salaries once annually.  Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors, as assessed by the Compensation Committee and/or the Board of Directors, as applicable:

•                  DISH Network’s overall financial and business performance;

•                  the performance of the NEO’s business unit;

•                  the NEO’s individual contributions to DISH Network; and

•                  the rate of DISH Network’s standard annual merit increase for employees who are performing at a satisfactory level.

Short-Term Incentive Compensation

This compensation program, if implemented for a particular year, generally provides for a bonus that is linked to annual performance as determined by the Compensation Committee at the beginning of each fiscal year when it establishes the short-term incentive plan for that year.  The objective of the short-term incentive plan is to compensate NEOs in significant part based on the achievement of specific annual goals that the Compensation Committee believes will create an incentive to maximize long-term shareholder value.  This compensation program also permits short-term incentive compensation to be awarded in the form of discretionary cash bonuses based on individual performance during the year.

During 2016, we elected not to implement a short-term incentive program.  The decision not to implement a short-term incentive program during 2016 was made based upon, among other things, the adoption of the 2013 Long Term Incentive Plan, or 2013 LTIP, discussed below.  While the Compensation Committee did not implement a short-term incentive program during 2016, the Compensation Committee granted certain short-term performance based awards to Messrs. Carlson, Lynch and Schlichting during 2016, discussed below.

Long-Term Equity Incentive Compensation

DISH Network has traditionally operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value if they have a stake in that future success and value. DISH Network believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and aligns their interests with the long-term interests of DISH Network’s shareholders. Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers. DISH Network has attempted to create general incentives with its standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.

General Equity Incentives

With respect to equity incentive compensation, DISH Network attempts to ensure that each NEO has equity incentives at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Shares. Therefore, DISH Network may grant more equity incentives to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO.  In particular, in granting awards for 2016, the Compensation Committee took into account, among other things, the amount necessary to retain our executive officers and that our executive officers had been granted equity incentives under the 2013 LTIP and the adoption of the 2017 Long Term Incentive Plan, or 2017 LTIP, discussed below.

In granting equity incentive compensation, the Compensation Committee also takes into account whether the NEO has been promoted in determining whether to award equity awards to that individual.  Finally, from time to time, the Compensation Committee may award one-time equity awards based on a number of subjective criteria, including the NEO’s position and role in DISH Network’s success and whether the NEO made any exceptional contributions to DISH Network’s success.

To aid in our retention of employees, options granted under DISH Network’s stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of DISH Network’s Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day). Other than performance-based awards, including awards granted under the 2013 LTIP and the 2017 LTIP, DISH Network’s standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by DISH Network or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

The principal provisions of our equity incentive plans, and certain material equity incentive grants under such plans, are summarized below. This summary and the features of these equity incentive plans and grants set forth below do not purport to be complete and are qualified in their entirety by reference to the provisions of the specific equity incentive plan or grant.

Practices Regarding Grant of Equity Incentives

Prior to 2013, DISH Network generally awarded equity incentives as of the last day of each calendar quarter and set exercise prices at not less than the fair market value of Class A Shares on the date of grant or the last trading day prior to the date of grant (if the last day of the calendar quarter was not a trading day).  Beginning April 1, 2013, DISH Network generally awards equity incentives as of the first day of each calendar quarter and will set exercise prices at not less than the fair market value of Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day).

2009 Stock Incentive Plan

We have adopted an employee stock incentive plan, which we refer to as the 2009 Stock Incentive Plan. The purpose of the 2009 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees. Awards available to be granted under the 2009 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2002 Class B Chairman Stock Option Plan. The purpose of the 2002 Class B Chairman Stock Option Plan is to promote the interests of DISH Network and its subsidiaries by aiding in the retention of Charles W. Ergen, the Chairman of DISH Network, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in DISH Network.  Mr. Ergen abstained from our Board of Directors’ vote on this matter.  Awards available to be granted under the 2002 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to DISH Network’s Class B Shares.

Employee Stock Purchase Plan

We have adopted an employee stock purchase plan, which we refer to as our ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in us by the purchase of our Class A Shares. All full-time employees who are employed by DISH Network for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees are not permitted to deduct an amount that would permit such employee to purchase our capital stock in an amount that exceeds $25,000 in fair market value of capital stock in any one year. The ESPP is intended to qualify under Section 423 of the Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchased under the ESPP.

2011 Equity Incentives to Mr. Ergen

During 2011, the Compensation Committee determined that Mr. Ergen should receive a grant of options to purchase 1,200,000 of the Corporation’s Class A Shares, with such award vesting incrementally before June 30, 2021 according to the following vesting schedules.

As determined by the Compensation Committee, fifty percent (50%) of the option awards granted to Mr. Ergen vest based upon achieving the following specified cumulative free cash flow goals while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers:

Cumulative Free Cash Flow Goal	Vesting Schedule
$250 million	30,000
$500 million	30,000
$750 million	30,000
$1 billion	30,000
$1.25 billion	30,000
$1.5 billion	30,000
$1.75 billion	30,000
$2 billion	30,000
$2.25 billion	30,000
$2.5 billion	30,000
$2.75 billion	30,000
$3 billion	30,000
$3.25 billion	30,000
$3.5 billion	30,000
$3.75 billion	30,000
$4 billion	30,000
$4.25 billion	30,000
$4.5 billion	30,000
$4.75 billion	30,000
$5 billion	30,000

In the event that the total net subscriber threshold is met and a cumulative free cash flow goal is achieved as of the last day of a given calendar quarter, as determined by the Compensation Committee: (i) the applicable cumulative free cash flow goal(s) will be retired; and (ii) the corresponding increment of the option will vest and shall become exercisable contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  During 2013, we achieved the cumulative free cash flow goal of $2.5 billion while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers, resulting in the vesting of 300,000 stock options during 2013, as determined by the Compensation Committee.  Accordingly, the $250 million, $500 million, $750 million, $1 billion, $1.25 billion, $1.5 billion, $1.75 billion, $2 billion, $2.25 billion and $2.5 billion cumulative free cash flow goals under the grant were retired. During 2014, we achieved the cumulative free cash flow goal of $3.75 billion while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers, resulting in the vesting of 150,000 stock options during 2014, as determined by the Compensation Committee.  Accordingly, the $2.75 billion, $3 billion, $3.25 billion, $3.5 billion and $3.75 billion cumulative free cash flow goals under the grant were retired.  During 2015, we achieved the cumulative free cash flow goal of $5.0 billion while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers, resulting in the vesting of 150,000 stock options during 2015, as determined by the Compensation Committee.  Accordingly, all of the remaining cumulative free cash flow goals under the grant were retired during 2015.

As determined by the Compensation Committee, the other fifty percent (50%) of the option awards granted to Mr. Ergen vest based upon achieving the following specified total net subscriber goals while achieving and maintaining the specified cumulative free cash flow goal:

Cumulative Free Cash Flow Goal	Total Net Subscriber Goal	Vesting Schedule
$250 million	14,250,000	30,000
$500 million	14,500,000	30,000
$750 million	14,750,000	30,000
$1 billion	15,000,000	30,000
$1.25 billion	15,250,000	30,000
$1.5 billion	15,500,000	30,000
$1.75 billion	15,750,000	30,000
$2 billion	16,000,000	30,000
$2.25 billion	16,250,000	30,000
$2.5 billion	16,500,000	30,000
$2.75 billion	16,750,000	30,000
$3 billion	17,000,000	30,000
$3.25 billion	17,250,000	30,000
$3.5 billion	17,500,000	30,000
$3.75 billion	17,750,000	30,000
$4 billion	18,000,000	30,000
$4.25 billion	18,250,000	30,000
$4.5 billion	18,500,000	30,000
$4.75 billion	18,750,000	30,000
$5 billion	19,000,000	30,000

In the event that the cumulative free cash flow goal is met (or has already been retired and continues to be met) and a total net subscriber goal is achieved as of the last day of any such calendar quarter, as determined by the Compensation Committee: (i) the applicable total net subscriber goal(s) will be retired; and (ii) the corresponding increment of the option will vest and shall become exercisable contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  During 2013, we achieved the total net subscriber goal of 14,250,000 while achieving and maintaining the cumulative free cash flow goal of at least $250 million, resulting in the vesting of 30,000 stock options during 2013, as determined by the Compensation Committee.  Accordingly, the total net subscriber goal of 14,250,000 under the grant was retired.  During 2014, we achieved the total net subscriber goal of 14,500,000 while achieving and maintaining the cumulative free cash flow goal of at least $500 million, resulting in the vesting of 30,000 stock options during 2014, as determined by the Compensation Committee.  Accordingly, the total net subscriber goal of 14,500,000 under the grant was retired.  During 2015 and 2016, none of the total net subscriber goals under this grant were achieved.

For purposes of the total net subscriber goal and total net subscriber threshold under this equity incentive award, the calculation of “subscribers” is a formula that takes into account, among other things, Pay-TV subscribers, broadband subscribers and wireless subscribers (including, without limitation, the applicable characteristics of such subscribers).  In addition, for purposes of the cumulative free cash flow goals under this equity incentive award, the calculation of “cumulative free cash flow” is a formula that takes into account, among other things, free cash flow as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC.  The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of this equity incentive award, including vesting and all other aspects of calculating the achievement of the goals under this equity incentive award.

2013 Long-Term Incentive Plan

On November 30, 2012, the Board of Directors and the Compensation Committee approved a long-term, performance-based stock incentive plan, the 2013 Long Term Incentive Plan, or 2013 LTIP, within the terms of DISH Network’s 2009 Stock Incentive Plan. The purpose of the 2013 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of specified long-term cumulative free cash flow goals while achieving and maintaining a specified long-term subscriber threshold and total net subscriber goals.  The employees eligible to participate in the 2013 LTIP generally include DISH Network’s executive officers, senior vice presidents, vice presidents and director-level employees. Employees participating in the 2013 LTIP receive a one-time award of: (i) an option to acquire a specified number of shares priced at the market value as of the first day of the calendar quarter in which the option was granted or the last trading day prior to the date of grant (if the first day of the calendar quarter is not a trading day) and (ii) rights to acquire for no additional consideration a specified smaller number of Class A Shares. Initial awards granted under the 2013 LTIP were made as of January 1, 2013.  Under the 2013 LTIP, the cumulative free cash flow goals and the total net subscriber threshold are measured on the last day of each calendar quarter.  The cumulative free cash flow goals commenced April 1, 2013.  The total net subscriber goals are measured on the last day of each calendar quarter commencing on January 1, 2013.  For purposes of the total net subscriber goal and total net subscriber threshold under the 2013 LTIP, the calculation of “subscribers” is a formula that takes into account, among other things, Pay-TV subscribers and broadband subscribers (including, without limitation, the applicable characteristics of such subscribers).  In addition, for purposes of the cumulative free cash flow goals under the 2013 LTIP, the calculation of “cumulative free cash flow” is a formula that takes into account, among other things, free cash flow as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC, but excluding free cash flows from the wireless line of business.  The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of the 2013 LTIP, including vesting and all other aspects of calculating the achievement of the goals under the 2013 LTIP.

In the event that a cumulative free cash flow goal and/or total net subscriber goal is achieved, and the total net subscriber threshold is met, as of the last day of any such calendar quarter, as determined by the Compensation Committee: (i) the applicable cumulative free cash flow goal and/or total net subscriber goal will be retired; and (ii) the corresponding increment of the option/restricted stock unit will vest and shall become exercisable contemporaneously with filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC, in accordance with the following vesting schedules:

Cumulative Free Cash Flow Goal	Total Net Subscriber Threshold	Vesting Schedule
$1 billion	14.5 million	10%
$2 billion	14.5 million	10%
$3 billion	14.5 million	10%
$4 billion	14.5 million	10%
$5 billion	14.5 million	10%

Total Net Subscriber Goal	Vesting Schedule
14.5 million	10%
14.75 million	10%
15 million	10%
15.25 million	10%
15.5 million	10%

Employees who were granted equity awards after April 1, 2014 under the 2013 LTIP received: (i) an option to acquire a reduced number of Class A Shares; and (ii) rights to acquire for no additional consideration a reduced number of Class A Shares, relative to the amounts that were granted to employees at the same level prior to April 1, 2014.  Such awards are subject to a vesting schedule that varies based upon the date on which such awards were granted.

Mr. Ergen and Mr. Carlson were each granted an option to purchase 60,000 Class A Shares and 30,000 RSUs under the 2013 LTIP on January 1, 2013.  Mr. Swain was granted an option to purchase 15,000 Class A Shares and 7,500 RSUs under the 2013 LTIP on January 1, 2013.  Mr. Swain was granted an additional option to purchase 12,000 Class A Shares and 6,000 RSUs under the 2013 LTIP on July 1, 2014 as a result of his promotion to Senior Vice President of Programming on April 28, 2014.  Mr. Lynch was granted an option to purchase 42,000 Class A Shares and 21,000 RSUs under the 2013 LTIP on April 1, 2015 as a result of his eligibility to participate in the 2013 LTIP.  Mr. Schlichting was granted an option to purchase 30,000 Class A Shares and 15,000 RSUs under the 2013 LTIP on January 1, 2013.  Mr. Schlichting was granted an additional option to purchase 15,000 Class A Shares and 7,500 RSUs under the 2013 LTIP on January 1, 2016 as a result of his promotion to Executive Vice President, Marketing, Programming, and Media Sales on December 11, 2015.  During 2013, none of the goals under the 2013 LTIP were achieved.  During 2014, we achieved the cumulative free cash flow goal of $1 billion while achieving and maintaining 14.5 million total net subscribers, which resulted in the cumulative vesting of 10% of the 2013 LTIP stock awards during 2014, as determined by the Compensation Committee.  Accordingly, the $1 billion cumulative free cash flow goal under the 2013 LTIP was retired. In addition, during 2014, we achieved the 14.5 million total net subscriber goal, which resulted in the cumulative vesting of 10% of the 2013 LTIP stock awards during 2014, as determined by the Compensation Committee.  Accordingly, the 14.5 million total net subscriber goal under the 2013 LTIP was retired.  During 2015 and 2016, none of the goals under the 2013 LTIP were achieved.

2015 Cash Incentive to Mr. Schlichting

Mr. Schlichting became an executive officer of the Corporation on December 11, 2015 when he was promoted to Executive Vice President, Marketing, Programming, and Media Sales.  Prior to Mr. Schlichting becoming an executive officer on December 11, 2015, Mr. Schlichting was granted a performance-based cash award for 2015 that vested upon achieving certain media sales revenue goals.  These goals were established and substantially achieved prior to Mr. Schlichting becoming an executive officer of the Corporation.  Pursuant to this award, Mr. Schlichting received $375,000 during the year ended December 31, 2016.

2015 Cash Incentive to Mr. Lynch

The Compensation Committee determined that, on April 1, 2015, Mr. Lynch should receive a grant of a performance-based cash award of one million dollars ($1,000,000), with such award vesting based upon achieving a certain number of total net Internet protocol television (“IPTV”) subscribers on or before December 31, 2016 (the “Total Net IPTV Subscriber Goal”).  In the event that the Total Net IPTV Subscriber Goal was achieved as of the last day of a given calendar quarter, as determined by the Compensation Committee, the one million dollar ($1,000,000) performance-based cash award vests contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  For purposes of the Total Net IPTV Subscriber Goal under this performance-based cash award, the calculation of “total net IPTV subscribers” was a formula that took into account, among other things, subscribers to our Sling branded pay-TV services.  The Compensation Committee had final authority to, among other things, interpret and calculate any and all aspects of this performance-based cash award, including vesting and all other aspects of calculating the achievement of the goal under this performance-based cash award.  During the third quarter 2016, we achieved the Total Net IPTV Subscriber Goal, which resulted in the vesting of the $1,000,000 performance-based cash award during 2016, as determined by the Compensation Committee.  Accordingly, the Total Net IPTV Subscriber Goal under this grant was retired.

2016 Equity Incentive to Mr. Lynch

The Compensation Committee determined that, on January 1, 2016, Mr. Lynch should receive a grant of an option to purchase 500,000 Class A Shares, with such option awards vesting incrementally according to the following vesting schedules.

As determined by the Compensation Committee, fifty percent (50%) of the option award granted to Mr. Lynch vests based upon achieving certain specified total net IPTV subscriber goals while achieving and maintaining certain corresponding IPTV earnings thresholds.  In the event that the relevant IPTV earnings threshold is met and a total net IPTV subscriber goal is achieved as of the last day of a given calendar quarter, as determined by the Compensation Committee: (i) the applicable total net IPTV subscriber goal(s) will be retired; and (ii) the corresponding increment(s) of the option award will vest and shall become exercisable contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  During 2016, none of the total net IPTV subscriber goals under this option award were achieved.

As determined by the Compensation Committee, the other fifty percent (50%) of the option award granted to Mr. Lynch vests based upon achieving certain specified IPTV earnings goals while achieving and maintaining certain corresponding total net IPTV subscriber thresholds.  In the event that the relevant total net IPTV subscriber threshold is met and an IPTV earnings goal is achieved as of the last day of a given calendar quarter, as determined by the Compensation Committee: (i) the applicable IPTV earnings goal(s) will be retired; and (ii) the corresponding increment(s) of the option award will vest and shall become exercisable contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  During 2016, none of the IPTV earnings goals under this option award were achieved.

For purposes of the total net IPTV subscriber goals and the total net IPTV subscriber thresholds under this option award, the calculation of “total net IPTV subscribers” is a formula that takes into account, among other things, subscribers to our Sling branded pay-TV services.  In addition, for purposes of the IPTV earnings goals and the IPTV earnings thresholds under this option award, the calculation of “earnings” is a formula that takes into account, among other things, earnings before interest, tax, depreciation and amortization (“EBITDA”) as it relates to our Sling branded pay-TV services.  The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of this equity incentive award, including vesting and all other aspects of calculating the achievement of the goals under this equity incentive award.

2016 Cash Incentive to Mr. Carlson

The Compensation Committee determined that, on January 1, 2016, Mr. Carlson should receive a grant of a performance-based cash award of three hundred thousand dollars ($300,000), with such award vesting based upon achieving certain quarterly earnings goals during 2016, using a formula that takes into account, among other things, EBITDA as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC (each a “Quarterly Earnings Goal”), in increments of seventy-five thousand dollars ($75,000) in each calendar quarter.  The Quarterly Earnings Goals for 2016 were as follows: (i) $750 million in the first quarter 2016; (ii) $750 million in the second quarter 2016; (iii) $750 million in the third quarter 2016; and (iv) $750 million in the fourth quarter 2016.

In the event that a Quarterly Earnings Goal was achieved as of the last day of a given calendar quarter, as determined by the Compensation Committee, the corresponding increment(s) of the performance-based cash award vested contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  Furthermore, in the event that the Corporation achieved an aggregate amount of earnings for 2016 that was greater than or equal to $3 billion (the sum of the above Quarterly Earnings Goals (subject to adjustment based upon certain gross subscriber additions during 2016), the “Total Earnings Goal”), as determined by the Compensation Committee, any unvested increment of the three hundred thousand dollars ($300,000) vested contemporaneously with the filing of the Corporation’s financial results for the year ended December 31, 2016, with the SEC.

For purposes of gross subscriber additions, the calculation of “subscribers” is a formula that takes into account, among other things, Pay-TV subscribers and broadband subscribers.  In addition, for purposes of the Quarterly Earnings Goals and the Total Earnings Goal under this performance-based cash award, the calculation of “earnings” is a formula that takes into account, among other things, EBITDA as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC.  The Compensation Committee had final authority to, among other things, interpret and calculate any and all aspects of this performance-based cash award, including vesting and all other aspects of calculating the achievement of the goals under this performance-based cash award.

During 2016, we achieved the Quarterly Earnings Goals for the first quarter 2016, the second quarter 2016 and the fourth quarter 2016, which resulted in the vesting of $150,000 during 2016 and $75,000 during 2017, as determined by the Compensation Committee.  Accordingly, the Quarterly Earnings Goals for the first quarter 2016, the second quarter 2016 and the fourth quarter 2016 under this grant were retired.  During 2016, we also achieved the Total Earnings Goal, which resulted in the vesting of the remaining unvested $75,000 during 2017, as determined by the Compensation Committee.  Accordingly, the Quarterly Earnings Goal for the third quarter 2016 and the Total Earnings Goal under this grant were retired.

2016 Cash Incentive to Mr. Schlichting

The Compensation Committee determined that, on January 1, 2016, Mr. Schlichting should receive a grant of a performance-based cash award of three hundred thousand dollars ($300,000), with such award vesting according to the following vesting schedules.

As determined by the Compensation Committee, two hundred seventy thousand dollars ($270,000) of the performance-based cash award granted to Mr. Schlichting vests based upon achieving certain quarterly DBS media sales revenue goals during 2016, using a formula that takes into account, among other things, certain media sales revenue for the Corporation’s DBS business (each a “Quarterly DBS Media Sales Revenue Goal”), in increments of sixty-seven thousand five hundred dollars ($67,500) in each calendar quarter.  The Quarterly DBS Media Sales Revenue Goals for 2016 were as follows: (i) $143.5 million in the first quarter 2016; (ii) $148.6 million in the second quarter 2016; (iii) $147.8 million in the third quarter 2016; and (iv) $175.1 million in the fourth quarter 2016.

In the event that a Quarterly DBS Media Sales Revenue Goal was achieved as of the last day of a given calendar quarter, as determined by the Compensation Committee, the corresponding increment(s) of the performance-based cash award vested contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  Furthermore, in the event that the Corporation’s DBS business achieved an aggregate amount of media sales total revenue for 2016 that was greater than or equal to $615 million (the sum of the above Quarterly DBS Media Sales Revenue Goals, the “Total DBS Media Sales Revenue Goal”), as determined by the Compensation Committee, any unvested increment of the two hundred seventy thousand dollars ($270,000) vested contemporaneously with the filing of the Corporation’s financial results for the year ended December 31, 2016, with the SEC.  During 2016, we achieved the Quarterly DBS Media Sales Revenue Goal for the second quarter 2016, which resulted in the vesting of $67,500 during 2016, as determined by the Compensation Committee.  Accordingly, the Quarterly DBS Media Sales Revenue Goal for the second quarter 2016 under this grant was retired.  During 2016, neither the Total DBS Media Sales Revenue Goal nor any of the Quarterly DBS Media Sales Revenue Goals for the first quarter 2016, third quarter 2016 or fourth quarter 2016 under this performance-based cash award were achieved.

As determined by the Compensation Committee, thirty thousand dollars ($30,000) of the performance-based cash award granted to Mr. Schlichting vests based upon achieving certain quarterly IPTV media sales revenue goals during 2016, using a formula that takes into account, among other things, certain media sales revenue for the Corporation’s Sling branded pay-TV business (each a “Quarterly IPTV Media Sales Revenue Goal”), in increments of seven thousand five hundred dollars ($7,500) in each calendar quarter.  The Quarterly IPTV Media Sales Revenue Goals for 2016 were approximately as follows: (i) $1 million in the first quarter 2016; (ii) $3 million in the second quarter 2016; (iii) $6 million in the third quarter 2016; and (iv) $14 million in the fourth quarter 2016.

In the event that a Quarterly IPTV Media Sales Revenue Goal was achieved as of the last day of a given calendar quarter, as determined by the Compensation Committee, the corresponding increment(s) of the performance-based cash award vests contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  Furthermore, in the event that the Corporation’s Sling branded pay-TV business achieved an aggregate amount of media sales total revenue for 2016 that was greater than or equal to $24 million (the sum of the above Quarterly IPTV Media Sales Revenue Goals, the “Total IPTV Media Sales Revenue Goal”), as determined by the Compensation Committee, any unvested increment of the thirty thousand dollars ($30,000) vests contemporaneously with the filing of the Corporation’s financial results for the year ended December 31, 2016, with the SEC.  During 2016, neither the Total IPTV Media Sales Revenue Goal nor any of the Quarterly IPTV Media Sales Revenue Goals under this performance-based cash award were achieved.

In addition, for purposes of the Quarterly DBS Media Sales Revenue Goals, the Quarterly IPTV Media Sales Revenue Goals, the Total DBS Media Sales Revenue Goal and the Total IPTV Media Sales Revenue Goal under this performance-based cash award, the calculation of “media sales revenue” is a formula that takes into account, among other things, certain media sales.  The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of this performance-based cash award, including vesting and all other aspects of calculating the achievement of the goals under this performance-based cash award.

2017 Long-Term Incentive Plan

On December 2, 2016, the Board of Directors and the Compensation Committee approved a long-term, performance-based stock incentive plan, the 2017 Long Term Incentive Plan, or 2017 LTIP, within the terms of DISH Network’s 2009 Stock Incentive Plan.  The purpose of the 2017 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of specified long-term cumulative free cash flow goals (while achieving and maintaining a specified long-term subscriber threshold) and total net subscriber goals.  The employees eligible to participate in the 2017 LTIP generally include DISH Network’s executive officers, senior vice presidents, vice presidents and director-level employees.  Employees participating in the 2017 LTIP receive a one-time award of an option to acquire a specified number of shares priced at the market value as of the first day of the calendar quarter in which the option was granted or the last trading day prior to the date of grant (if the first day of the calendar quarter is not a trading day).  Initial awards granted under the 2017 LTIP were made as of January 1, 2017.  Under the 2017 LTIP, the cumulative free cash flow goals, total net subscriber threshold and total net subscriber goals are measured on the last day of each calendar quarter commencing on January 1, 2017.  For purposes of the total net subscriber goal and total net subscriber threshold under the 2017 LTIP, the calculation of “subscribers” is a formula that takes into account, among other things, Pay-TV subscribers and broadband subscribers (including, without limitation, the applicable characteristics of such subscribers).  In addition, for purposes of the cumulative free cash flow goals under the 2017 LTIP, the calculation of “cumulative free cash flow” is a formula that takes into account, among other things, free cash flow as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC, subject to certain exclusions.  The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of the 2017 LTIP, including vesting and all other aspects of calculating the achievement of the goals under the 2017 LTIP.

In the event that a cumulative free cash flow goal is achieved (and the total net subscriber threshold is met) or a total net subscriber goal is achieved as of the last day of any such calendar quarter, as determined by the Compensation Committee: (i) the applicable cumulative free cash flow goal and/or total net subscriber goal will be retired; and (ii) the corresponding increment of the option will vest and shall become exercisable contemporaneously with filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC, in accordance with the following vesting schedules:

Cumulative Free Cash Flow Goal	Total Net Subscriber Threshold	Vesting Schedule
$1 billion	14.0 million	12.5%
$2 billion	14.0 million	12.5%
$3 billion	14.0 million	12.5%
$4 billion	14.0 million	12.5%
$4.5 billion	14.0 million	12.5%

Total Net Subscriber Goal	Vesting Schedule
14.5 million	12.5%
15 million	12.5%
15.5 million	12.5%

Employees who are granted equity awards after March 31, 2017 under the 2017 LTIP will be eligible to receive an option to acquire a reduced number of Class A Shares, relative to the amounts that were granted to employees at the same level prior to March 31, 2017.  Such awards are subject to a vesting schedule that varies based upon the date on which such awards were granted.

Messrs. Ergen, Carlson, Lynch and Schlichting were each granted an option to purchase 60,000 Class A Shares under the 2017 LTIP on January 1, 2017.  Mr. Swain was granted an option to purchase 30,000 Class A Shares under the 2017 LTIP on January 1, 2017.

401(k) Plan

DISH Network has adopted the 401(k) Plan, a defined-contribution tax-qualified 401(k) plan, for its employees, including its executives, to encourage its employees to save some percentage of their cash compensation for their eventual retirement. DISH Network’s executives participate in the 401(k) Plan on the same terms as DISH Network’s other employees. Under the 401(k) Plan, employees generally become eligible for participation in the 401(k) Plan upon completing ninety days of service with DISH Network and reaching age 19.  401(k) Plan participants are able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Code.  DISH Network may also make a 50% matching employer contribution up to a maximum of $2,500 per participant per calendar year. In addition, DISH Network may also make an annual discretionary profit sharing contribution to the 401(k) Plan with the approval of its Compensation Committee and Board of Directors.  401(k) Plan participants are immediately vested in their voluntary contributions and earnings on voluntary contributions.  DISH Network’s matching employer contributions and any annual discretionary profit sharing contributions to 401(k) Plan participants’ accounts vest 20% per year commencing one year from the employee’s date of employment.

Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation

DISH Network has traditionally offered numerous plans and other benefits to its executive officers on the same terms as other employees. These plans and benefits have generally included medical, vision and dental insurance, life insurance and the employee stock purchase plan, as well as discounts on DISH Network’s products and services. Relocation benefits may also be reimbursed, but are individually negotiated when they occur. DISH Network has also permitted certain NEOs and their family members and guests to use its corporate aircraft for personal use. DISH Network has also paid for annual tax preparation costs for certain NEOs.

DISH Network has not traditionally had any plans in place to provide severance benefits to employees. However, certain non-performance based stock options and restricted stock units have been granted to its executive officers subject to accelerated vesting upon a change in control.

Non-Binding Shareholder Advisory Vote on Executive Compensation

DISH Network provided its shareholders with the opportunity to cast a non-binding advisory vote on executive compensation at the annual meeting of shareholders held in October 2014.  Over 98% of the voting power represented at the meeting and entitled to vote on that matter voted in favor of the executive compensation proposal.  The Compensation Committee reviewed these voting results.  Since the voting results affirmed shareholders’ support of DISH Network’s approach to executive compensation, DISH Network did not change its approach in 2015 or 2016 as a direct result of the vote.  As determined at the annual meeting of shareholders held in May 2011, DISH Network intends to continue to seek a non-binding shareholder advisory vote on executive compensation once every three years and will seek such vote at the Annual Meeting.  For information regarding this year’s non-binding shareholder advisory vote on executive compensation, see Proposal No. 3.

2016 Executive Compensation

Generally, DISH Network has historically made decisions with respect to executive compensation for a particular compensation year in December of the preceding compensation year or the first quarter of the applicable compensation year.  With respect to the executive compensation of each NEO for 2016, the Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the annual base salary and bonus paid to the NEO in the prior year, and (b) equity incentives held by each NEO in DISH Network’s stock incentive plans. The Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) also reviewed the Proxy Data prepared for 2015 and other information described in “Compilation of Certain Proxy Data” above. As described in “General Compensation Levels” above, DISH Network aims to provide annual base salaries and long-term incentives that are competitive in the market with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives.  In addition, the Compensation Committee has discretion to award performance based compensation that is based on performance goals different from those that were previously set or that is higher or lower than the anticipated compensation that would be awarded under DISH Network’s incentive plans if particular performance goals were met.  The Compensation Committee did not exercise this discretion in 2016.  However, from time to time, the Compensation Committee has exercised its authority to, among other things, interpret and calculate any and all aspects of performance based awards under DISH Network’s incentive plans, including vesting and all other aspects of calculating the achievement of the goals under such performance based compensation awards in accordance with their terms.

Compensation of our Chairman and Chief Executive Officer

2016 Base Salary of Chairman and Chief Executive Officer.  Mr. Ergen’s annual base salary for 2016 was determined based on a review by the Compensation Committee of the expected annual base salaries in 2016 of each of DISH Network’s other NEOs. The Compensation Committee did not increase Mr. Ergen’s salary in 2016.  DISH’s Compensation Committee noted that Mr. Ergen’s base salary continued to be lower than the base salaries of the CEOs of the significant majority of the surveyed companies in the Proxy Data.

2016 Cash Bonus.  No cash bonus was paid to Mr. Ergen in 2016.

2016 Equity Incentives.  With respect to equity incentives, DISH Network attempts to ensure that the Chairman and Chief Executive Officer has equity awards at any given time that are significant in relation to his annual cash compensation to ensure that he has appropriate incentives tied to the performance of DISH Network’s Class A Shares.  As discussed above, Mr. Ergen received certain equity awards under the 2017 LTIP on January 1, 2017.

Compensation of Other Named Executive Officers

2016 Base Salary

Base salaries for each of the other NEOs are determined annually by the Board of Directors primarily based on Mr. Ergen’s recommendations. The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as co-founder and controlling shareholder of DISH Network. Mr. Ergen made recommendations to the Board of Directors with respect to the 2016 annual base salary of each of the other NEOs after considering: (a) the NEO’s annual base salary in 2015, (b) the range of the percentage increases in annual base salary for NEOs of the companies contained in the Proxy Data, (c) whether the NEO’s annual base salary was appropriate in light of DISH Network’s goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2016 in relation to a particular NEO in 2016, (e) whether the NEO was promoted or newly hired in 2016, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2015 warranted an increase in the NEO’s annual base salary in 2016.  Placing primary weight on: (i) the NEO’s annual base salary in 2015 and (ii) whether, in Mr. Ergen’s subjective view, an increase in 2016 annual base salary was warranted based on performance and/or necessary to retain the NEO, Mr. Ergen recommended the annual base salary amounts indicated in “Executive Compensation and Other Information - Summary Compensation Table” below. The basis for Mr. Ergen’s recommendation with respect to each of the other NEOs is discussed below.  The Board of Directors accepted each of Mr. Ergen’s recommendations on annual base salaries for each of the other NEOs.

Mr. Carlson.  Mr. Carlson’s 2016 annual base salary was increased to $500,000 as a result of his promotion to President and Chief Operating Officer on December 11, 2015.

Mr. Lynch.  In determining Mr. Lynch’s 2016 annual base salary, Mr. Ergen subjectively determined that Mr. Lynch’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of DISH Network’s practices with respect to annual base salaries and that therefore an increase over Mr. Lynch’s 2015 annual base salary was not necessary.

Mr. Schlichting.  Mr. Schlichting’s 2016 annual base salary was increased to $350,000 as a result of his promotion to Executive Vice President, Marketing, Programming, and Media Sales on December 11, 2015.

Mr. Swain.  In determining Mr. Swain’s 2016 annual base salary, Mr. Ergen subjectively determined that Mr. Swain’s performance met expectations for 2015 and that Mr. Swain was therefore eligible for our standard merit increase.

2016 Cash Bonuses.

Consistent with prior years, Mr. Ergen generally recommended that other NEOs receive cash bonuses only to the extent that such amounts would be payable pursuant to the existing short-term incentive plan, if any.  As discussed above, in light of prior grants of equity incentives, among other things, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program for 2016.  Primarily on the basis of Mr. Ergen’s and the Compensation Committee’s recommendations, on February 6, 2017, the Board approved a $280,000 discretionary cash bonus to Mr. Schlichting for his efforts during the year ended December 31, 2016.  No discretionary cash bonus was paid to Messrs. Carlson, Lynch or Swain during 2016.

As discussed above, prior to Mr. Schlichting becoming an executive officer on December 11, 2015, Mr. Schlichting was granted a performance-based cash award for 2015 that vested upon achieving certain media sales revenue goals.  These goals were established and substantially achieved prior to Mr. Schlichting becoming an executive officer of the Corporation.  Pursuant to this award, Mr. Schlichting received $375,000 for the year ended December 31, 2016.

In addition, Messrs. Carlson, Lynch and Schlichting received $150,000, $1,000,000, and $67,500, respectively, for the year ended December 31, 2016, under certain performance-based cash awards discussed above.

2016 Equity Incentives

With respect to equity incentives, DISH Network primarily evaluates the position of each NEO to ensure that each individual has equity incentives at any given time that are significant in relation to the NEO’s annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of DISH Network’s Class A Shares. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation.  As discussed above, in granting awards to the other NEOs for 2016, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, what was necessary to retain our executive officers and to align the interests of our executive officers and shareholders.  The Compensation Committee determined that, on January 1, 2016, Mr. Carlson should receive a grant of an option to purchase 200,000 Class A Shares under the 2009 Stock Incentive Plan in connection with his promotion to President and Chief Operating Officer on December 11, 2015.  The Compensation Committee determined that, on January 1, 2016, Mr. Schlichting should receive a grant of an option to purchase 100,000 Class A Shares under the 2009 Stock Incentive Plan in connection with his promotion to Executive Vice President, Marketing, Programming, and Media Sales on December 11, 2015.  The Compensation Committee determined that, on April 1, 2016, Mr. Swain should receive a grant of an option to purchase 15,000 Class A Shares under the 2009 Stock Incentive Plan. In addition, as discussed above, Messrs. Carlson, Lynch, Schlichting and Swain each received awards under the 2017 LTIP on January 1, 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is appointed by the Board of Directors of DISH Network to discharge certain of the Board’s responsibilities relating to compensation of DISH Network’s executive officers.

The Compensation Committee, to the extent the Board deems necessary or appropriate, will:

•                  Make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors;

•                  Approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances;

•                  Establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard Stock Incentive Plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and

•                  Set the compensation of the Chairman.

Based on the review of the Compensation Discussion and Analysis and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s Proxy Statement.

Respectfully submitted,

The DISH Network Executive Compensation Committee

Steven R. Goodbarn (Chairman)

Charles M. Lillis

Tom A. Ortolf

The report of the Compensation Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, irrespective of any general statement incorporating by reference this information into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Program Risk Assessment

Annually, management reviews the components of our compensation for each employee other than our executive officers.  Base salaries for each of our executive officers (other than Mr. Ergen) are determined annually by our Board of Directors primarily based on Mr. Ergen’s recommendations.  The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and Chief Executive Officer and as co-founder and controlling shareholder of DISH Network.  The Board of Directors ultimately approved base cash salaries for 2016 for each of these executive officers other than Mr. Ergen.

Our Compensation Committee, without Mr. Ergen present, sets Mr. Ergen’s base cash salary.  Our Compensation Committee makes and approves grants of options and other equity-based compensation to all of our executive officers.

The primary components of our executive compensation have historically included:

•                  base cash salary;

•                  short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses;

•                  long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

DISH Network’s executive compensation program may also include short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses.  We design corporate performance metrics that determine payouts for certain business segment leaders in part on the achievement of longer-term company-wide goals.  This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of DISH Network and our shareholders as a whole.  However, during 2016, we elected not to implement a short-term incentive program.

Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our executive officers.  DISH Network has included base salary as a component of its executive compensation package because we believe it is appropriate that some portion of the compensation paid to executives be provided in a form that is fixed and liquid occurring over regular intervals.  Generally, however, DISH Network has weighted overall compensation towards incentives, particularly equity components, as opposed to base salaries.

With respect to other compensation, including perquisites and personal benefits and post-termination compensation, DISH Network has traditionally offered benefits to its executive officers on substantially the same terms as offered to other employees.  These benefits generally have included medical, vision and dental insurance, life insurance and the employee stock purchase plan, as well as discounts on DISH Network’s products and services.  DISH Network has not traditionally provided severance benefits to employees.  However, certain non-performance based stock options and restricted stock units have been granted to its executive officers subject to acceleration of vesting upon a change in control of DISH Network for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally, DISH Network’s overall executive compensation trails that of its competitors in the areas of base pay, severance packages, and short-term incentives but is intended to be competitive over time in equity compensation.  With respect to equity incentive compensation, DISH Network attempts to ensure that each executive officer retains equity awards that at any given time are significant in relation to such individual’s annual cash compensation to ensure that each of its executive officers has appropriate incentives tied to the value realized by our shareholders.

DISH Network generally grants equity incentives only to a limited number of employees at certain levels.  The awards generally vest annually at the rate of 20% per year.  We generally use multi-year vesting of our equity awards to account for the appropriate time horizon of risk.  DISH Network has operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value prudently if they have a stake in that future success and value over a long period.  DISH Network believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and aligns their interests with the long-term interests of DISH Network’s shareholders.  Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers.  These awards, coupled with the relatively longer time frame during which these awards vest, mitigate the effect of short-term variations in our operating and financial performance, and we believe focus management goals appropriately on longer-term value creation for shareholders rather than rewarding short-term gains.  In light of our approach towards compensation as set forth above, we believe that our process assists us in our efforts to mitigate excessive risk-taking.

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries.  The following table sets forth the cash and noncash compensation for the fiscal year ended December 31, 2016 for the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (2) ($)	Total ($)
Charles W. Ergen (3)	2016	$1,000,000	$—	$—	$—	$—	$—	$656,833	$1,656,833
Chairman and Chief Executive Officer	2015	$972,308	$—	$—	$—	$—	$—	$368,467	$1,340,775
	2014	$900,000	$—	$—	$—	$—	$—	$794,800	$1,694,800

Roger J. Lynch (4)	2016	$528,846	$—	$—	$2,685,879	$1,000,000	$—	$6,820	$4,221,545
Chief Executive Officer, Sling TV	2015	$486,538	$—	$627,612	$535,183	$—	$—	$2,600	$1,651,933
Holding L.L.C.

W. Erik Carlson (5)	2016	$515,000	$—	$—	$3,174,500	$150,000	$—	$6,980	$3,846,480
President and Chief Operating Officer

Warren W. Schlichting (6)	2016	$372,885	$280,000	$83,814	$1,637,447	$442,500	$—	$8,702	$2,825,348
Executive Vice President, Marketing,	2015	$300,000	$—	$—	$—	$661,562	$—	$12,917	$974,479
Programming, and Media Sales

Steven E. Swain	2016	$357,539	$—	$—	$186,725	$—	$—	$7,020	$551,284
Senior Vice President	2015	$330,000	$—	$—	$—	$—	$—	$7,020	$337,020
and Chief Financial Officer	2014	$298,269	$—	$49,208	$549,601	$—	$—	$6,500	$903,578

(1)                        The amounts reported reflect grant date fair values.  These amounts include both performance and non-performance based awards.  The grant date fair values for performance awards are based on the probable outcome of the performance conditions under the awards and do not necessarily reflect the amount of compensation actually realized or that may be realized.

Assuming achievement of all performance conditions underlying the performance awards included in this column, the total grant date fair values would be as follows:

Aggregate Grant Date Fair Value of 2016 Performance Awards

Roger J. Lynch	$13,429,397
Warren W. Schlichting	$670,055

Assumptions used in the calculation of grant date fair values are included in Note 13 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2016, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 22, 2017.

(2)                        “All Other Compensation” for all of the NEOs includes amounts contributed pursuant to our 401(k) matching program and our profit sharing program.

(3)                        Mr. Ergen’s “All Other Compensation” for 2016 also includes a tax preparation payment.  In addition, Mr. Ergen’s “All Other Compensation” for 2016 includes $600,173 for Mr. Ergen’s personal use (and on certain occasions for the personal use by members of his family and other guests) of corporate aircraft during the year ended December 31, 2016.  We calculated the value of personal use of corporate aircraft based upon the incremental cost of such usage to DISH Network.  Since both the Corporation and EchoStar use the corporate aircraft and Mr. Ergen is an employee of both the Corporation and EchoStar, certain incremental costs related to personal use of corporate aircraft by Mr. Ergen and his family members and guests are allocated between the Corporation and EchoStar.

(4)                        Mr. Lynch’s “Non-Equity Incentive Plan Compensation” for 2016 was received under a performance-based cash award discussed above.

(5)                        Mr. Carlson’s “Non-Equity Incentive Plan Compensation” for 2016 was received under a performance-based cash award discussed above.

(6)                        Mr. Schlichting’s “Non-Equity Incentive Plan Compensation” for 2016 was received under the performance-based cash awards discussed above.

Grant of Plan-Based Awards

The following table provides information on equity awards in 2016 for the NEOs.

		Date of Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (1) (#)	Options (#)	Awards ($/sh)	Option Awards (2)
Charles W. Ergen	04/01/2016	02/11/2016	$—	$—	$—	—	—	—	70	—	$—	$—

Roger J. Lynch	01/01/2016	12/31/2015	$—	$—	$—	—	—	500,000	—	—	$57.18	$2,685,879
	04/01/2016	02/11/2016	$—	$—	$—	—	—	—	70	—	$—	$—

W. Erik Carlson	01/01/2016	12/31/2015	$—	$—	$300,000	—	—	—	—	200,000	$57.18	$3,174,500
	04/01/2016	02/11/2016	$—	$—	$—	—	—	—	70	—	$—	$—

Warren W. Schlichting	01/01/2016	12/11/2015	$—	$—	$300,000	—	—	15,000	—	100,000	$57.18	$1,637,447
	01/01/2016	12/11/2015	$—	$—	$—	—	—	7,500	—	—	$—	$83,814
	04/01/2016	02/11/2016	$—	$—	$—	—	—	—	70	—	$—	$—

Steven E. Swain	04/01/2016	02/11/2016	$—	$—	$—	—	—	—	70	—	$—	$—
	04/01/2016	03/31/2016	$—	$—	$—	—	—	—	—	15,000	$46.29	$186,725

(1)                        The amounts reported in the “All Other Stock Awards” column represent Class A Shares awarded to the eligible NEOs during 2016 pursuant to our profit sharing program.

(2)                        These amounts include both performance and non-performance based awards.  The grant date fair values for performance awards are based on the probable outcome of the performance conditions under the awards and do not necessarily reflect the amount of compensation actually realized or that may be realized.

Assuming achievement of all performance conditions underlying the performance awards included in this column, the total grant date fair values would be as follows:

2016 Performance Awards
Roger J. Lynch	$13,429,397
Warren W. Schlichting	$670,055

Assumptions used in the calculation of grant date fair values are included in Note 13 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2016, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 22, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on outstanding equity awards at fiscal year-end 2016 for the NEOs.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Charles W. Ergen	100,000	—	—	$23.96	03/31/2018	(2)	—	$—	—		$—
	660,000	—	540,000	$27.90	09/30/2021	(2)	—	$—	—		$—
	12,000	—	48,000	$36.40	01/01/2023		—	$—	24,000	(3)	$1,390,320

Roger J. Lynch	40,000	—	—	$18.00	12/31/2019	(2)	—	$—	—		$—
	—	—	42,000	$69.73	01/01/2023		—	$—	21,000	(4)	$1,216,530
	—	—	500,000	$57.18	01/01/2026		—	$—	—		$—

W. Erik Carlson	6,000	—	—	$21.59	03/31/2021	(2)	—	$—	—		$—
	—	—	48,000	$36.40	01/01/2023		—	$—	24,000	(3)	$1,390,320
	—	200,000	—	$57.18	01/01/2026		—	$—	—		$—

Warren W. Schlichting	8,878	—	—	$22.28	03/31/2017	(2)	—	$—	—		$—
	16,008	—	—	$22.28	09/30/2021	(2)	—	$—	—		$—
	6,000	—	24,000	$36.40	01/01/2023		—	$—	12,000	(3)	$695,160
	—	—	15,000	$57.18	01/01/2023		—	$—	7,500	(5)	$434,475
	—	100,000	—	$57.18	01/01/2026		—	$—	—		$—

Steven E. Swain	—	—	12,000	$36.40	01/01/2023		—	$—	6,000	(3)	$347,580
	—	—	12,000	$65.61	01/01/2023		—	$—	6,000	(6)	$347,580
	10,000	15,000	—	$65.61	07/01/2024		—	$—	—		$—
	—	15,000	—	$46.29	04/01/2026		—	$—	—		$—

(1)                         Amount represents the number of unvested, performance-based restricted stock units multiplied by $57.93, the closing market price of DISH Network’s Class A Shares on December 30, 2016.

(2)                         On December 2, 2012, we declared a dividend of $1.00 per share on our outstanding Class A Shares and Class B Shares. The dividend was paid in cash on December 28, 2012 to shareholders of record on December 14, 2012.  In light of such dividend, our Board of Directors and Compensation Committee, which administers our stock incentive plans, determined to adjust the exercise price of certain stock options issued under the plans by decreasing the exercise price by $0.77 per share during January 2013.

(3)                         Restricted stock awarded on January 1, 2013 under DISH Network’s Stock Incentive Plans.

(4)                         Restricted stock awarded on April 1, 2015 under DISH Network’s Stock Incentive Plans.

(5)                         Restricted stock awarded on January 1, 2016 under DISH Network’s Stock Incentive Plans.

(6)                         Restricted stock awarded on July 1, 2014 under DISH Network’s Stock Incentive Plans.

Option Exercises and Stock Vested

The following table provides information on option exercises and stock vested in 2016 for the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven E. Swain	2,000	$75,440	—	$—

(1)                    The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the Class A Shares on the date of exercise by the number of shares with respect to which the option was exercised.

Potential Payments Upon Termination Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, our standard form of non-performance based option agreement given to executive officers includes acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (A) DISH Network or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of DISH Network are not continuing directors.

Assuming a change in control were to have taken place as of December 31, 2016, and the executives were terminated by DISH Network or the surviving entity at such date, the estimated benefits that would have been provided are as follows:

Name	Maximum Value of Accelerated Vesting of Options
Charles W. Ergen (1)	$—

Roger J. Lynch (1)	$—

W. Erik Carlson	$150,000

Warren W. Schlichting	$75,000

Steven E. Swain	$174,600

(1)                    The value of potentially accelerated unvested options is zero because Mr. Ergen and Mr. Lynch did not have any unvested non-performance based options as of December 31, 2016.

DIRECTOR COMPENSATION

The following table sets forth the cash and noncash compensation for the fiscal year ended December 31, 2016 for each of our nonemployee directors.  Our employee directors are not compensated for their service as directors and, consequently, are not included in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George R. Brokaw	$86,000	$—	$55,797	$—	$—	$—	$141,797

Steven R. Goodbarn	$71,500	$—	$55,797	$—	$—	$—	$127,297

Charles M. Lillis	$80,500	$—	$55,797	$—	$—	$—	$136,297

Afshin Mohebbi	$80,500	$—	$55,797	$—	$—	$—	$136,297

Tom A. Ortolf	$72,500	$—	$55,797	$—	$—	$—	$128,297

(1)         The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 13 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2016, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 22, 2017.

On January 1, 2016, Mr. Brokaw, Mr. Goodbarn, Mr. Lillis, Mr. Mohebbi and Mr. Ortolf were each granted an option to acquire 5,000 Class A Shares at an exercise price of $57.18 per share under our 2001 Director Plan.  Options granted under our 2001 Director Plan are 100% vested upon issuance.  Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same.

Standard Nonemployee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board.

Cash Compensation.  Each nonemployee director receives an annual retainer of $60,000 which is paid in equal quarterly installments; provided such person is a member of the Board on the last day of the applicable calendar quarter.  Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone; provided that if there is more than one meeting of the Board of Directors and/or any committee thereof on the same day, then the applicable nonemployee director is only entitled to receive compensation for attendance at a single meeting.  Additionally, the chairperson of each committee of the Board receives a $5,000 annual retainer, which is paid in equal quarterly installments; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter.  Furthermore, our nonemployee directors receive:  (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

In May 2016, the Board approved a monthly retainer of $5,000 (not to exceed a total of $25,000) for each of Messrs. Brokaw, Lillis and Mohebbi in connection with certain additional strategic services that they provided for the Board.

Equity Compensation.  We have adopted a nonemployee director stock option plan, which we refer to as the 2001 Director Plan. The purpose of the 2001 Director Plan is to advance our interests through the motivation, attraction and retention of highly-qualified nonemployee directors.  Upon election to our Board, our nonemployee directors are granted an option to acquire a certain number of our Class A Shares under our 2001 Director Plan effective as of the first day of the next calendar quarter.  Options granted under our 2001 Director Plan are 100% vested upon issuance and have a term of five years.  We also have the discretion to grant each continuing nonemployee director an option to acquire Class A Shares annually, and we have typically granted each continuing nonemployee director an option to acquire 5,000 Class A Shares in recent years.

Our nonemployee directors do not hold any stock awards except those granted to the nonemployee directors pursuant to our 2001 Director Plan.  We have granted the following options to our nonemployee directors under such plan:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
George R. Brokaw	7,500	$57.92	01/01/19
	5,000	$72.89	01/01/20
	5,000	$57.18	01/01/21
Total Options Outstanding at December 31, 2016	17,500

Steven R. Goodbarn	2,000	$42.52	06/30/18
	5,000	$72.89	01/01/20
	5,000	$57.18	01/01/21
Total Options Outstanding at December 31, 2016	12,000

Charles M. Lillis	7,500	$57.92	01/01/19
	5,000	$72.89	01/01/20
	5,000	$57.18	01/01/21
Total Options Outstanding at December 31, 2016	17,500

Afshin Mohebbi	8,750	$63.60	10/01/19
	5,000	$57.18	01/01/21
Total Options Outstanding at December 31, 2016	13,750

Tom A. Ortolf	5,000	$27.78	06/30/17	(1)
	5,000	$42.52	06/30/18
	5,000	$72.89	01/01/20
	5,000	$57.18	01/01/21
Total Options Outstanding at December 31, 2016	20,000

(1)         On December 2, 2012, we declared a dividend of $1.00 per share on our outstanding Class A Shares and Class B Shares. The dividend was paid in cash on December 28, 2012 to shareholders of record on December 14, 2012.  In light of such dividend, our Board determined to adjust the exercise price of certain stock options issued to nonemployee directors under the plans by decreasing the exercise price by $0.77 per share during January 2013.

EQUITY COMPENSATION PLAN INFORMATION

We have two employee stock incentive plans: our 1999 Stock Incentive Plan and 2009 Stock Incentive Plan (the “Stock Incentive Plans”).  We adopted the Stock Incentive Plans to provide incentives to attract and retain executive officers and other key employees.  While awards remain outstanding under our 1999 Stock Incentive Plan, we no longer grant equity awards pursuant to this plan.  The Stock Incentive Plans are administered by our Compensation Committee.

Awards available under the Stock Incentive Plans include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  As of December 31, 2016, 66,739,874 of our Class A Shares were available for issuance under the 2009 Stock Incentive Plan.  Our authorization to grant new awards under the 1999 Stock Incentive Plan has expired.  The Compensation Committee retains discretion, subject to plan limits, to, among other things, modify the terms of outstanding awards and to adjust the price of awards.

As of December 31, 2016, there were outstanding options to purchase 7,923,009 Class A Shares and 1,336,000 outstanding restricted stock units under the Stock Incentive Plans.  These awards generally vest at the rate of 20% per year commencing one year from the date of grant.  The exercise prices of these options, which have generally been equal to or greater than the fair market value of our Class A Shares at the date of grant, range from less than $1.00 to $80.00 per Class A Share.

On December 2, 2012, we declared a dividend of $1.00 per share on our outstanding Class A Shares and Class B Shares. The dividend was paid in cash on December 28, 2012 to shareholders of record on December 14, 2012.  In light of such dividend, our Board of Directors and Compensation Committee, which administers our Stock Incentive Plans, determined to adjust the exercise price of certain stock options issued under the plans by decreasing the exercise price by $0.77 per share during January 2013.

As previously discussed in Compensation Discussion & Analysis, we have adopted the 2013 LTIP and the 2017 LTIP under DISH Network’s Stock Incentive Plans.

In addition to the 2001 Director Plan and the Stock Incentive Plans, during 2002 we adopted and our shareholders approved our 2002 Class B Chairman Stock Option Plan, under which we have reserved 20 million Class B Shares for issuance.  The Class B Shares available for issuance under the 2002 Class B Chairman Stock Option Plan are not included in the table below.  No options have been granted to date under the 2002 Class B Chairman Stock Option Plan.

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the Class A Shares reserved for future issuance under our equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,259,009	$36.21	67,576,124
Equity compensation plans not approved by security holders	—	—	—
Total	9,259,009	$36.21	67,576,124

(1)         The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy for the review and approval of transactions involving DISH Network and related parties, such as directors, executive officers (and their immediate family members) and EchoStar.  In order to identify these transactions, we distribute questionnaires to our officers and directors on a quarterly basis.  Our General Counsel then directs the appropriate review of all potential related-party transactions and generally schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors.  The Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote.  Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions.  Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining.  Transactions involving EchoStar are subject to the approval of a committee of the non-interlocking directors or in certain circumstances non-interlocking management.

Related Party Transactions with EchoStar Corporation

On January 1, 2008, we completed the spin-off of EchoStar (the “Spin-off”), which was previously our subsidiary. Following the Spin-off, DISH Network and EchoStar have operated as separate publicly-traded companies and neither entity has any ownership interest in the other. However, a substantial majority of the voting power of the shares of both companies is owned beneficially by Charles W. Ergen, our Chairman and Chief Executive Officer, and by certain trusts established by Mr. Ergen for the benefit of his family.

Prior to completion of the Share Exchange (discussed below), EchoStar was our primary supplier of set-top boxes and digital broadcast operations.  EchoStar is a supplier of the vast majority of our transponder capacity. Generally, the amounts we pay EchoStar for products and services are based on pricing equal to EchoStar’s cost plus a fixed margin (unless noted differently below), which will vary depending on the nature of the products and services provided.

In connection with and following the Spin-off, we and EchoStar have entered into certain agreements pursuant to which we obtain certain products, services and rights from EchoStar, EchoStar obtains certain products, services and rights from us, and we and EchoStar have indemnified each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with EchoStar in the future. The following is a summary of the terms of our principal agreements with EchoStar that may have an impact on our financial condition and results of operations.

Share Exchange Agreement

On January 31, 2017, we and our indirect wholly-owned subsidiaries DISH Network L.L.C. (“DNLLC”) and DISH Operating L.L.C. (“DOLLC”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with EchoStar, EchoStar Broadcasting Holding Parent L.L.C., an indirect wholly-owned subsidiary of EchoStar (“EB Holdco”), EchoStar Broadcasting Holding Corporation, a direct, wholly-owned subsidiary of EB Holdco (“EB Splitco”), EchoStar Technologies Holding Corporation, a direct wholly-owned subsidiary of EchoStar (“ET Splitco”), and EchoStar Technologies L.L.C., a direct wholly-owned subsidiary of EchoStar (“ETLLC”).  On February 28, 2017, we and EchoStar completed the transactions contemplated by the Share Exchange Agreement (the “Share Exchange”).

Pursuant to the Share Exchange Agreement, among other things:  (i) EchoStar completed the steps necessary for certain assets and liabilities of the EchoStar technologies and EchoStar broadcasting businesses, consisting primarily of the businesses that design, develop and distribute digital set-top boxes, provide satellite uplinking services and develop and support streaming video technology, as well as certain investments in joint ventures, spectrum licenses, real estate properties and EchoStar’s ten percent non-voting interest in Sling TV Holding L.L.C. (the “Transferred Businesses”), to be transferred to EB Splitco and ET Splitco; and (ii) EchoStar transferred to us 100% of the equity of EB Splitco and ET Splitco, and in exchange, we transferred to EchoStar the 6,290,499 shares of preferred tracking stock issued by EchoStar (the “EchoStar Tracking Stock”) and 81.128 shares of preferred tracking stock issued by Hughes Satellite Systems Corporation, a subsidiary of EchoStar (“HSSC”), (the “HSSC Tracking Stock,” and together with the EchoStar Tracking Stock, collectively, the “Tracking Stock”), that track the residential retail satellite broadband business of Hughes Network Systems, LLC, a wholly-owned subsidiary of HSSC (“HNS”).  The Share Exchange was structured in a manner to be a tax-free exchange for each of us and EchoStar.

In connection with the Share Exchange Agreement, we and EchoStar and certain of their subsidiaries entered into certain agreements covering, among other things, tax matters, employee matters, intellectual property matters and the provision of transitional services.  In addition, certain of the agreements with EchoStar described below have terminated, and we have entered into certain new agreements with EchoStar described below.

Application Development Agreement.  During the fourth quarter 2012, we and EchoStar entered into a set-top box application development agreement (the “Application Development Agreement”) pursuant to which EchoStar provided us with certain services relating to the development of web-based applications for set-top boxes for a period ending on February 1, 2017.  The Application Development Agreement renews automatically for successive one-year periods thereafter, unless terminated earlier by us or EchoStar at any time upon at least 90 days notice.  The fees for services provided under the Application Development Agreement were calculated at EchoStar’s cost of providing the relevant service plus a fixed margin, which depended on the nature of the services provided.  As a result of the completion of the Share Exchange on February 28, 2017, the Application Development Agreement with EchoStar has terminated.  We incurred expenses payable to EchoStar of approximately $15 million under the Application Development Agreement during the year ended December 31, 2016.

Broadcast Agreement.  Effective January 1, 2012, we and EchoStar entered into a broadcast agreement (the “2012 Broadcast Agreement”) pursuant to which EchoStar provided broadcast services to us, including teleport services such as transmission and downlinking, channel origination services, and channel management services, for the period from January 1, 2012 to December 31, 2016.  In November 2016, we and EchoStar amended the 2012 Broadcast Agreement to extend the term thereof for one additional year until December 31, 2017.  The fees for services provided under the 2012 Broadcast Agreement were calculated at either: (a) EchoStar’s cost of providing the relevant service plus a fixed dollar fee, which was subject to certain adjustments; or (b) EchoStar’s cost of providing the relevant service plus a fixed margin, which depended on the nature of the services provided.  As a result of the completion of the Share Exchange on February 28, 2017, the 2012 Broadcast Agreement with EchoStar has terminated.  We incurred expenses payable to EchoStar of approximately $229 million under the 2012 Broadcast Agreement during the year ended December 31, 2016.

Broadcast Agreement for Certain Sports Related Programming.  In May 2010, we and EchoStar entered into a broadcast agreement pursuant to which EchoStar provided certain broadcast services to us in connection with our carriage of certain sports-related programming.  The term of this agreement was for ten years.  The fees for the broadcast services provided under this agreement depended, among other things, upon the cost to develop and provide such services.  As a result of the completion of the Share Exchange on February 28, 2017, this broadcast agreement with EchoStar has terminated.  We incurred expenses payable to EchoStar of approximately $1 million under this broadcast agreement during the year ended December 31, 2016.

California Institute of Technology.  On October 1, 2013, Caltech Institute of Technology (“Caltech”) filed complaints against us and our wholly-owned subsidiaries DISH Network L.L.C. and dishNET Satellite Broadband L.L.C., as well as Hughes Communications, Inc, and HNS, which are subsidiaries of EchoStar, in the United States District Court for the Central District of California, alleging infringement of United States Patent Nos. 7,116,710; 7,421,032; 7,916,781; and 8,284,833, each of which is entitled “Serial Concatenation of Interleaved Convolutional Codes forming Turbo-Like Codes.”  Caltech alleged that encoding data as specified by the DVB-S2 standard infringed each of the asserted patents.  Caltech claimed that certain of our Hopper set-top boxes, as well as the Hughes defendants’ satellite broadband products and services, infringed the asserted patents by implementing the DVB-S2 standard.  Pursuant to a settlement agreement between the parties, on May 31, 2016, Caltech dismissed with prejudice all of its claims in these actions.  There were no payments between us and EchoStar under this agreement during the year ended December 31, 2016.

Collocation and Antenna Space Agreements.  In connection with the completion of the Share Exchange, effective March 1, 2017, we entered into certain agreements pursuant to which we will provide certain collocation and antenna space to EchoStar through March 2022 at the following locations: Cheyenne, Wyoming; Gilbert, Arizona; New Braunfels, Texas; Monee, Illinois; and Englewood, Colorado.  EchoStar may terminate any of these agreements with 180 days’ prior written notice to us.  The fees for the services provided under these agreements depend, among other things, on the number of racks leased at the location.

DISH Remote Access Services Agreement.  Effective February 23, 2010, we entered into an agreement with EchoStar pursuant to which we received, among other things, certain remote DVR management services.  The fees for the services provided under this services agreement depended, among other things, upon the cost to develop and operate such services.  This agreement had an initial term of five years with automatic renewal for successive one year terms.  This agreement renewed on February 23, 2017 for an additional one-year period until February 23, 2018.  As a result of the completion of the Share Exchange on February 28, 2017, this services agreement with EchoStar has terminated.  We incurred expenses payable to EchoStar of approximately $3 million under the remote access services agreement during the year ended December 31, 2016.

DISHOnline.com Services Agreement.  Effective January 1, 2010, we entered into a two-year agreement with EchoStar pursuant to which we received certain services associated with an online video portal.  The fees for the services provided under this services agreement depended, among other things, upon the cost to develop and operate such services.  We had the option to renew this agreement for successive one year terms.  In November 2015, we exercised our right to renew this agreement for a one-year period ending on December 31, 2016.  In December 2016, we and EchoStar amended this agreement to, among other things, extend the term thereof for one additional year until December 31, 2017.  As a result of the completion of the Share Exchange on February 28, 2017, this services agreement with EchoStar has terminated.  We incurred expenses payable to EchoStar of approximately $6 million under the DISHOnline.com services agreement during the year ended December 31, 2016.

Employee Matters Agreement.  In connection with the completion of the Share Exchange, effective March 1, 2017, we and EchoStar entered into an Employee Matters Agreement that addresses the transfer of employees from EchoStar to us, including certain benefit and compensation matters and the allocation of responsibility for employee-related liabilities relating to current and past employees of the Transferred Businesses.  We assumed employee-related liabilities relating to the Transferred Businesses as part of the Share Exchange, except that EchoStar will be responsible for certain existing employee-related litigation as well as certain pre-Share Exchange compensation and benefits for employees transferring to us in connection with the Share Exchange.

Hughes Agreements.

DBSD North America.  On March 9, 2012, we completed the acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”).  During the second quarter 2011, EchoStar acquired Hughes Communications, Inc. (“Hughes”).  Prior to our acquisition of DBSD North America and EchoStar’s acquisition of Hughes, DBSD North America and HNS entered into an agreement pursuant to which HNS provides, among other things, hosting, operations and maintenance services for DBSD North America’s satellite gateway and associated ground infrastructure.  This agreement generally may be terminated by us at any time for convenience.  We incurred expenses payable to HNS of approximately $2 million under this agreement during the year ended December 31, 2016.

Hughes Broadband Distribution Agreement.  Effective October 1, 2012, dishNET Satellite Broadband L.L.C. (“dishNET Satellite Broadband”), our indirect wholly-owned subsidiary, and HNS entered into a Distribution Agreement (the “Distribution Agreement”) pursuant to which dishNET Satellite Broadband has the right, but not the obligation, to market, sell and distribute the HNS satellite Internet service (the “Service”).  dishNET Satellite Broadband pays HNS a monthly per subscriber wholesale service fee for the Service based upon the subscriber’s service level, and, beginning January 1, 2014, certain volume subscription thresholds.  The Distribution Agreement also provides that dishNET Satellite Broadband has the right, but not the obligation, to purchase certain broadband equipment from HNS to support the sale of the Service.  As part of the Satellite and Tracking Stock Transaction, on February 20, 2014, dishNET Satellite Broadband and HNS amended the Distribution Agreement which, among other things, extended the initial term of the Distribution Agreement through March 1, 2024.  Thereafter, the Distribution Agreement automatically renews for successive one year terms unless either party gives written notice of its intent not to renew to the other party at least 180 days before the expiration of the then-current term.  Upon expiration or termination of the Distribution Agreement, the parties will continue to provide the Service to the then-current dishNET subscribers pursuant to the terms and conditions of the Distribution Agreement.  We incurred expenses payable to HNS of approximately $91 million under the Distribution Agreement during the year ended December 31, 2016 for services from HNS.  In addition, we purchased approximately $9 million of broadband customer premise equipment from HNS during the year ended December 31, 2016.

Hughes Broadband Sales Agency Agreement. During March 2017, DNLLC and HNS entered into a master service agreement (the “MSA”) pursuant to which DNLLC will have the right, but not the obligation, to: (i) market, promote and solicit orders for the Hughes service and related equipment; (ii) install Hughes service equipment; and (iii) purchase and distribute Hughes service equipment.  Under the MSA, HNS will make certain payments to DNLLC for each Hughes service sale and installation, and DNLLC will make payments to HNS for the purchase of Hughes service equipment from HNS, which will be reimbursed by HNS after the equipment is installed and activated at the customer’s residence.  The MSA has an initial term of 5 years with automatic renewal for successive one year terms. After the first anniversary of the MSA, either party has the ability to terminate the MSA, in whole or in part, for any reason upon at least 90 days’ notice to the other party.  Upon expiration or termination of the MSA, HNS will continue to provide the Hughes service to subscribers and make certain payments to DNLLC pursuant to the terms and conditions of the MSA.

TerreStar.  On March 9, 2012, we completed the acquisition of substantially all the assets of TerreStar Networks, Inc. (“TerreStar”).  Prior to our acquisition of substantially all the assets of TerreStar and EchoStar’s acquisition of Hughes, TerreStar and HNS entered into various agreements pursuant to which HNS provides, among other things, hosting, operations and maintenance services for TerreStar’s satellite gateway and associated ground infrastructure.  These agreements generally may be terminated by us at any time for convenience.  We incurred expenses payable to HNS of approximately $5 million under these agreements during the year ended December 31, 2016.

Intellectual Property Matters Agreement.  In connection with the Spin-off, we entered into an intellectual property matters agreement with EchoStar. The intellectual property matters agreement governs our relationship with EchoStar with respect to patents, trademarks and other intellectual property.  The term of the intellectual property matters agreement will continue in perpetuity.  Pursuant to the intellectual property matters agreement we irrevocably assigned to EchoStar all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of EchoStar’s set-top box business.  In addition, the agreement permits EchoStar to use, in the operation of its set-top box business, certain other intellectual property currently owned or licensed by us and our subsidiaries.  Pursuant to the intellectual property matters agreement we may not use the “EchoStar” name as a trademark, except in certain limited circumstances.  Similarly, the intellectual property matters agreement provides that EchoStar will not make any use of the name or trademark “DISH Network” or any other trademark owned by us, except in certain circumstances.  As a result of the completion of the Share Exchange Agreement on February 28, 2017, the Intellectual Property Matters Agreement with EchoStar has terminated.  There were no payments under the intellectual property matters agreement during the year ended December 31, 2016.

Intellectual Property and Technology License Agreement.  In connection with the completion of the Share Exchange, effective March 1, 2017, we and EchoStar entered into an Intellectual Property and Technology License Agreement (“IPTLA”), pursuant to which we and EchoStar license to each other certain intellectual property and technology.  The IPTLA will continue in perpetuity, unless mutually terminated by the parties.  Pursuant to the IPTLA, EchoStar granted to us a license to its intellectual property and technology for use by us in connection with our continued operation of the Transferred Businesses acquired pursuant to the Share Exchange Agreement, including a limited license to use the “ECHOSTAR” trademark during a transition period.  EchoStar retains full ownership of the “ECHOSTAR” trademark.  In addition, we granted a license back to EchoStar for the continued use of all intellectual property and technology that is used in EchoStar’s retained businesses but the ownership of which was transferred to us pursuant to the Share Exchange Agreement.

Invidi.  In November 2010 and April 2011, EchoStar made investments in Invidi Technologies Corporation (“Invidi”) in exchange for shares of Invidi’s Series D Preferred Stock.  In November 2016, we, DIRECTV, LLC, a wholly-owned indirect subsidiary of AT&T Inc., and Cavendish Square Holding B.V., an affiliate of WPP plc, entered into a series of agreements to acquire Invidi.  As a result of the transaction, EchoStar sold its ownership interest in Invidi on the same terms offered to the other shareholders of Invidi.  The transaction closed in January 2017.

Patent Cross-License Agreements.  During December 2011, we and EchoStar entered into separate patent cross-license agreements with the same third party whereby: (i) EchoStar and such third-party licensed their respective patents to each other subject to certain conditions; and (ii) we and such third-party licensed our respective patents to each other subject to certain conditions (each, a “Cross-License Agreement”).  Each Cross License Agreement covers patents acquired by the respective party prior to January 1, 2017 and aggregate payments under both Cross-License Agreements total less than $10 million.  Each Cross License Agreement also contains an option to extend each Cross-License Agreement to include patents acquired by the respective party prior to January 1, 2022.  In December 2016, we and EchoStar independently exercised our respective options to extend each Cross-License Agreement.  Since the aggregate payments under both Cross-License Agreements were based on the combined annual revenues of us and EchoStar, we and EchoStar agreed to allocate our respective payments to such third party based on our respective percentage of combined total revenue.   The aggregate additional payments to such third-party was less than $3 million.  No payments were made under the Cross-License Agreements during the year ended December 31, 2016.

Product Support Agreement.  In connection with the Spin-off, we entered into a product support agreement pursuant to which we had the right, but not the obligation, to receive product support from EchoStar (including certain engineering and technical support services) for all set-top boxes and related accessories that EchoStar has previously sold and in the future may sell to us.  The fees for the services provided under the product support agreement were calculated at cost plus a fixed margin, which varied depending on the nature of the services provided.  The term of the product support agreement was the economic life of such receivers and related accessories, unless terminated earlier.  As a result of the completion of the Share Exchange on February 28, 2017, the product support agreement with EchoStar has terminated.  We incurred expenses payable to EchoStar of approximately $61 million under the product support agreement during the year ended December 31, 2016.

Professional Services Agreement.  Prior to 2010, in connection with the Spin-off, we entered into various agreements with EchoStar including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired on January 1, 2010 and were replaced by a Professional Services Agreement.  During 2009, we and EchoStar agreed that EchoStar shall continue to have the right, but not the obligation, to receive the following services from us, among others, certain of which were previously provided under the Transition Services Agreement: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Prior to the completion of the Share Exchange Agreement on February 28, 2017, Mr. Vivek Khemka, our Executive Vice President and Chief Technology Officer, also provided services pursuant to the Professional Services Agreement to EchoStar as the President of EchoStar Technologies L.L.C.  Additionally, we and EchoStar agreed that we shall continue to have the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for us (previously provided under the Satellite Procurement Agreement) and receive logistics, procurement and quality assurance services from EchoStar (previously provided under the Services Agreement) and other support services.  The Professional Services Agreement renewed on January 1, 2017 for an additional one-year period until January 1, 2018 and renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days notice.  However, either party may terminate the Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days notice.  In connection with the completion of the Share Exchange on February 28, 2017, we and EchoStar amended the Professional Services Agreement to, among other things, provide certain transition services to each other related to the Share Exchange Agreement.  We earned revenues of less than $1 million from EchoStar under the Professional Services Agreement during the year ended December 31, 2016.  We incurred expenses payable to EchoStar of approximately $15 million under the Professional Services Agreement during the year ended December 31, 2016.

Real Estate Lease Agreements.  We have entered into lease agreements pursuant to which we lease certain real estate from EchoStar.  The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and EchoStar is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises.  We incurred expenses payable to EchoStar of approximately $14 million under these real estate lease agreements during the year ended December 31, 2016.  The term of each lease is set forth below:

•                  90 Inverness Lease Agreement.  The lease for certain space at 90 Inverness Circle East in Englewood, Colorado was terminated effective August 10, 2016.

•                  Meridian Lease Agreement.  The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado is for a period ending on December 31, 2016.  In December 2016, we and EchoStar amended this lease to, among other things, extend the term thereof for one additional year until December 31, 2017.

•                  Santa Fe Lease Agreement.  The lease for all of 5701 S. Santa Fe Dr. in Littleton, Colorado is for a period ending on December 31, 2016.  In December 2016, we and EchoStar amended this lease to, among other things, extend the term thereof for one additional year until December 31, 2017.

•                  EchoStar Data Networks Sublease Agreement.  The sublease for certain space at 211 Perimeter Center in Atlanta, Georgia expired on October 31, 2016.

•                  Gilbert Lease Agreement. Effective August 1, 2014, we began leasing certain space from EchoStar at 801 N. DISH Dr. in Gilbert, Arizona.  This lease was for a period ending on July 31, 2017.  As a result of the completion of the Share Exchange on February 28, 2017, this lease agreement with EchoStar has terminated.

•                  Cheyenne Lease Agreement.  The lease for certain space at 530 EchoStar Drive in Cheyenne, Wyoming is for a period ending on December 31, 2031.  In connection with the completion of the Share Exchange, EchoStar transferred ownership of a portion of this property to us, and, effective March 1, 2017, we and EchoStar amended this lease agreement to (i) terminate the lease of certain space at the portion of the property that was transferred to us and (ii) provide for the continued lease to us of certain space at the portion of the property that EchoStar retained.

•                  100 Inverness Lease Agreement.  In connection with the completion of the Share Exchange, effective March 1, 2017, we lease from EchoStar certain space at 100 Inverness Circle East, Englewood, Colorado for a period ending in December 2020.  This agreement may be terminated by either party upon 180 days’ prior notice.

Additionally, since the Spin-off, we have entered into lease agreements pursuant to which we lease certain real estate to EchoStar.  The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic areas, and EchoStar is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises.  We earned revenues of less than $1 million from EchoStar under these real estate leases during both the year ended December 31, 2016.  The term of each lease is set forth below:

•                  El Paso Lease Agreement.   During 2012, we began leasing certain space at 1285 Joe Battle Blvd., El Paso, Texas to EchoStar for an initial period ending on August 1, 2015, which also provides EchoStar with renewal options for four consecutive three-year terms.  During the second quarter 2015, EchoStar exercised its first renewal option for a period ending on August 1, 2018.

•                  90 Inverness Lease Agreement.  In connection with the completion of the Share Exchange, effective March 1, 2017, EchoStar leases from us certain space at 90 Inverness Circle East, Englewood, Colorado for a period ending in December 2022.  EchoStar has the option to renew this lease for four three-year periods.

•                  Cheyenne Lease Agreement.  In connection with the completion of the Share Exchange, effective March 1, 2017, EchoStar leases from us certain space at 530 EchoStar Drive, Cheyenne, Wyoming for a period ending in March 2019.  EchoStar has the option to renew this lease for thirteen one-year periods.

•                  Gilbert Lease Agreement.  In connection with the completion of the Share Exchange, effective March 1, 2017, EchoStar leases from us certain space at 801 N. DISH Dr., Gilbert, Arizona for a period ending in March 2019.  EchoStar has the option to renew this lease for thirteen one-year periods.

•                  American Fork Occupancy License Agreement.  In connection with the completion of the Share Exchange, effective March 1, 2017, we acquired the lease for certain space at 796 East Utah Valley Drive, American Fork, Utah, and we sublease certain space at this location to EchoStar for a period ending in August 2017.

Receiver Agreement.  Effective January 1, 2012, we and EchoStar entered into a receiver agreement (the “2012 Receiver Agreement”) pursuant to which we had the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment.  In November 2016, we and EchoStar amended the 2012 Receiver Agreement to extend the term thereof for one additional year until December 31, 2017.  The 2012 Receiver Agreement allowed us to purchase digital set-top boxes, related accessories and other equipment from EchoStar either: (i) at a cost (decreasing as EchoStar reduced costs and increasing as costs increase) plus a dollar mark-up which depended upon the cost of the product subject to a collar on EchoStar’s mark-up; or (ii) at cost plus a fixed margin, which depended on the nature of the equipment purchased.  Under the 2012 Receiver Agreement, EchoStar’s margins increased if they were able to reduce the costs of their digital set-top boxes and their margins reduced if these costs increased.  EchoStar provided us with standard manufacturer warranties for the goods sold under the 2012 Receiver Agreement.  Additionally, the 2012 Receiver Agreement included an indemnification provision, whereby the parties indemnify each other for certain intellectual property matters.  As a result of the completion of the Share Exchange on February 28, 2017, the 2012 Receiver Agreement with EchoStar has terminated.  We incurred expenses payable to EchoStar of approximately $702 million under the 2012 Receiver Agreement during the year ended December 31, 2016.  Included in this amount are purchases of certain broadband customer premise equipment from EchoStar under the 2012 Receiver Agreement.

Remanufactured Receiver and Services Agreement.  In connection with the Spin-off, we entered into a remanufactured receiver and services agreement with EchoStar pursuant to which EchoStar had the right, but not the obligation, to purchase remanufactured receivers and accessories from us at cost plus a fixed margin, which varied depending on the nature of the equipment purchased.  In November 2016, we and EchoStar extended this agreement until December 31, 2017.  As a result of the completion of the Share Exchange on February 28, 2017, the remanufactured receiver and services agreement with EchoStar has terminated.  We earned revenues of less than $1 million as a result of EchoStar’s purchases of remanufactured receivers and accessories from us during the year ended December 31, 2016.

Rovi License Agreement.  On August 19, 2016, we entered into a ten-year patent license agreement (the “Rovi License Agreement”) with Rovi Corporation (“Rovi”) and, for certain limited purposes, EchoStar.  EchoStar is a party to the Rovi License Agreement solely with respect to certain provisions relating to the prior patent license agreement between EchoStar and Rovi.  There were no payments between us and EchoStar under the Rovi License Agreement during the year ended December 31, 2016.

Sale of Orange, New Jersey Properties.  In October 2016, we and EchoStar sold two parcels of real estate owned separately by us and EchoStar in Orange, New Jersey to a third party pursuant to a purchase and sale agreement. Pursuant to the agreement, we and EchoStar separately received our respective payments from the buyer.

Satellite Capacity Agreements

Satellite Capacity Leased from EchoStar.  Since the Spin-off, we have entered into certain satellite capacity agreements pursuant to which we lease certain capacity on certain satellites owned or leased by EchoStar.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite, the number of transponders that are leased on the applicable satellite and the length of the lease.  We incurred expenses payable to EchoStar of approximately $348 million under satellite capacity agreements during the year ended December 31, 2016.  The term of each lease is set forth below:

EchoStar VII, X, XI and XIV.  On March 1, 2014, we began leasing all available capacity from EchoStar on the EchoStar VII, X, XI and XIV satellites.  The term of each satellite capacity agreement generally terminates upon the earlier of: (i) the end-of-life of the satellite; (ii) the date the satellite fails; or (iii) a certain date, which depends upon, among other things, the estimated useful life of the satellite.  We generally have the option to renew each satellite capacity agreement on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.

EchoStar IX.  We lease certain satellite capacity from EchoStar on EchoStar IX.  Subject to availability, we generally have the right to continue to lease satellite capacity from EchoStar on EchoStar IX on a month-to-month basis.

EchoStar XII.  The lease for EchoStar XII generally terminates upon the earlier of:  (i) the end-of-life or replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponders on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service and the exercise of certain renewal options.  We generally have the option to renew the lease on a year-to-year basis through the end of the satellite’s life.  There can be no assurance that any options to renew this agreement will be exercised.

EchoStar XVI.  In December 2009, we entered into a transponder service agreement with EchoStar to lease all of the capacity on EchoStar XVI, a DBS satellite, after its service commencement date.  EchoStar XVI was launched in November 2012 to replace EchoStar XV at the 61.5 degree orbital location and is currently in service.  Effective December 21, 2012, we and EchoStar amended the transponder service agreement to, among other things, change the initial term to generally expire upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) four years following the actual service commencement date.  In July 2016, we and EchoStar amended the transponder service agreement to, among other things, extend the initial term by one additional year and to reduce the term of the first renewal option by one year.  Prior to expiration of the initial term, we have the option to renew for an additional five-year period.  Prior to expiration of the initial term, EchoStar also has the right, upon certain conditions, to renew for an additional five-year period.  If either we or EchoStar exercise our respective five-year renewal options, then we have the option to renew for an additional five-year period prior to expiration of the then-current term.  There can be no assurance that any options to renew this agreement will be exercised.

Nimiq 5 Agreement.  During 2009, EchoStar entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the “Telesat Transponder Agreement”).  During 2009, EchoStar also entered into a satellite service agreement (the “DISH Nimiq 5 Agreement”) with us, pursuant to which we currently receive service from EchoStar on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.  We have also guaranteed certain obligations of EchoStar under the Telesat Transponder Agreement.

Under the terms of the DISH Nimiq 5 Agreement, we make certain monthly payments to EchoStar that commenced in September 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  Unless earlier terminated under the terms and conditions of the DISH Nimiq 5 Agreement, the service term will expire ten years following the date the Nimiq 5 satellite was placed into service.  Upon expiration of the initial term, we have the option to renew the DISH Nimiq 5 Agreement on a year-to-year basis through the end-of-life of the Nimiq 5 satellite.  Upon in-orbit failure or end-of-life of the Nimiq 5 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite.  There can be no assurance that any options to renew the DISH Nimiq 5 Agreement will be exercised or that we will exercise our option to receive service on a replacement satellite.

QuetzSat-1 Lease Agreement.  During 2008, EchoStar entered into a ten-year satellite service agreement with SES Latin America S.A. (“SES”), which provides, among other things, for the provision by SES to EchoStar of service on 32 DBS transponders on the QuetzSat-1 satellite.  During 2008, EchoStar also entered into a transponder service agreement (“QuetzSat-1 Transponder Agreement”) with us pursuant to which we receive service from EchoStar on 24 DBS transponders.  QuetzSat-1 was launched on September 29, 2011 and was placed into service during the fourth quarter 2011 at the 67.1 degree orbital location while we and EchoStar explored alternative uses for the QuetzSat-1 satellite.  In the interim, EchoStar provided us with alternate capacity at the 77 degree orbital location.  During the first quarter 2013, we and EchoStar entered into an agreement pursuant to which we sublease five DBS transponders back to EchoStar.  In January 2013, QuetzSat-1 was moved to the 77 degree orbital location and we commenced commercial operations at that location in February 2013.

Unless earlier terminated under the terms and conditions of the QuetzSat-1 Transponder Agreement, the initial service term will expire in November 2021.  Upon expiration of the initial term, we have the option to renew the QuetzSat-1 Transponder Agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite.  Upon an in-orbit failure or end-of-life of the QuetzSat-1 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite.  There can be no assurance that any options to renew the QuetzSat-1 Transponder Agreement will be exercised or that we will exercise our option to receive service on a replacement satellite.

103 Degree Orbital Location/SES-3.  In May 2012, EchoStar entered into a spectrum development agreement (the “103 Spectrum Development Agreement”) with Ciel Satellite Holdings Inc. (“Ciel”) to develop certain spectrum rights at the 103 degree orbital location (the “103 Spectrum Rights”).  In June 2013, we and EchoStar entered into a spectrum development agreement (the “DISH 103 Spectrum Development Agreement”) pursuant to which we may use and develop the 103 Spectrum Rights.  Unless earlier terminated under the terms and conditions of the DISH 103 Spectrum Development Agreement, the term generally will continue for the duration of the 103 Spectrum Rights.

In connection with the 103 Spectrum Development Agreement, in May 2012, EchoStar also entered into a ten-year service agreement with Ciel pursuant to which EchoStar leases certain satellite capacity from Ciel on the SES-3 satellite at the 103 degree orbital location (the “103 Service Agreement”).  In June 2013, we and EchoStar entered into an agreement pursuant to which we lease certain satellite capacity from EchoStar on the SES-3 satellite (the “DISH 103 Service Agreement”).  Under the terms of the DISH 103 Service Agreement, we make certain monthly payments to EchoStar through the service term.  Unless earlier terminated under the terms and conditions of the DISH 103 Service Agreement, the initial service term will expire on the earlier of: (i) the date the SES-3 satellite fails; (ii) the date the transponder(s) on which service was being provided under the agreement fails; or (iii) ten years following the actual service commencement date.  Upon in-orbit failure or end of life of the SES-3 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite.  There can be no assurance that we will exercise our option to receive service on a replacement satellite.

Satellite and Tracking Stock Transaction with EchoStar.  On February 20, 2014, we entered into agreements with EchoStar to implement a transaction pursuant to which, among other things: (i) on March 1, 2014, we transferred to EchoStar and HSSC five satellites (EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV (collectively, the “Transferred Satellites”), including related in-orbit incentive obligations and cash interest payments of approximately $59 million and approximately $11 million in cash in exchange for the Tracking Stock; and (ii) beginning on March 1, 2014, we lease back all available satellite capacity on the Transferred Satellites (collectively, the “Satellite and Tracking Stock Transaction”).  The Satellite and Tracking Stock Transaction is further described below:

Transaction Agreement.  On February 20, 2014, DOLLC and DNLLC (collectively, the “DISH Investors”) and EchoStar XI Holding L.L.C., all indirect wholly-owned subsidiaries of us, entered into a transaction Agreement (the “Transaction Agreement”) with EchoStar, HSSC and Alpha Company LLC, a wholly-owned subsidiary of EchoStar, pursuant to which, on March 1, 2014, we, among other things, transferred to EchoStar and HSSC the Transferred Satellites (including related in-orbit incentive obligations and cash interest payments of approximately $59 million) and approximately $11 million in cash in exchange for the Tracking Stock.  The Tracking Stock generally tracked the residential retail satellite broadband business of HNS, including without limitation the operations, assets and liabilities attributed to the Hughes residential retail satellite broadband business (collectively, the “Hughes Retail Group”).  The shares of the Tracking Stock issued to us represented an aggregate 80% economic interest in the Hughes Retail Group.  Although our investment in the Tracking Stock represented an aggregate 80% economic interest in the Hughes Retail Group, we had no operational control or significant influence over the Hughes Retail Group business, and there was no public market for the Tracking Stock.  As such, the Tracking Stock was accounted for under the cost method of accounting.  In connection with the completion of the Share Exchange on February 28, 2017, we transferred the EchoStar Tracking Stock to EchoStar and the HSSC Tracking Stock to HSSC.

Satellite Capacity Leased from EchoStar.  On February 20, 2014, we entered into satellite capacity agreements with certain subsidiaries of EchoStar pursuant to which, beginning March 1, 2014, we, among other things, lease all available satellite capacity on the Transferred Satellites.  See “Satellite Capacity Agreements — Satellite Capacity Leased from EchoStar,” above for further information.

Investor Rights Agreement.  On February 20, 2014, EchoStar, HSSC and the DISH Investors also entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with respect to the Tracking Stock.  As a result of the completion of the Share Exchange on February 28, 2017, the Investor Rights Agreement with EchoStar has terminated.

SlingService Services Agreement.  Effective February 23, 2010, we entered into an agreement with EchoStar pursuant to which we received certain services related to placeshifting, which is used for, among other things, the DISH Anywhere mobile application.  The fees for the services provided under this services agreement depended, among other things, upon the cost to develop and operate such services.  This agreement had an initial term of five years with automatic renewal for successive one year terms.  This agreement renewed on February 23, 2017 for an additional one-year period until February 23, 2018.  As a result of the completion of the Share Exchange on February 28, 2017, this services agreement with EchoStar has terminated.  We incurred expenses payable to EchoStar of approximately $5 million under the SlingService services agreement during the year ended December 31, 2016.

Sling Trademark License Agreement.  On December 31, 2014, Sling TV L.L.C. entered into an agreement with Sling Media, Inc., a subsidiary of EchoStar, pursuant to which we had the right for a fixed fee to use certain trademarks, domain names and other intellectual property related to the “Sling” trademark for a period ending on December 31, 2016.  In December 2016, Sling TV L.L.C. and Sling Media, Inc. amended this agreement to, among other things, extend the term thereof on a month-to-month basis.  As a result of the completion of the Share Exchange on February 28, 2017, this agreement with EchoStar has terminated.  We incurred expenses payable to EchoStar of approximately $1 million under this agreement during the year ended December 31, 2016.

Sling TV Holding.  Effective July 1, 2012, we and EchoStar formed Sling TV Holding L.L.C. (“Sling TV Holding”), which was owned two-thirds by us and one-third by EchoStar and was consolidated into our financial statements beginning July 1, 2012.  Sling TV Holding was formed to develop and commercialize certain advanced technologies.  At that time, we, EchoStar and Sling TV Holding entered into the following agreements with respect to Sling TV Holding:  (i) a contribution agreement pursuant to which we and EchoStar contributed certain assets in exchange for our respective ownership interests in Sling TV Holding; (ii) a limited liability company operating agreement (the “Operating Agreement”), which provided for the governance of Sling TV Holding; and (iii) a commercial agreement (the “Commercial Agreement”) pursuant to which, among other things, Sling TV Holding had:  (a) certain rights and corresponding obligations with respect to its business; and (b) the right, but not the obligation, to receive certain services from us and EchoStar, respectively.  Since this was a formation of an entity under common control and a step-up in basis was not allowed, each party’s contributions were recorded at historical book value for accounting purposes.

Effective August 1, 2014, EchoStar and Sling TV Holding entered into an exchange agreement (the “Exchange Agreement”) pursuant to which, among other things, Sling TV Holding distributed certain assets to EchoStar and EchoStar reduced its interest in Sling TV Holding to a ten percent non-voting interest.  In addition, we, EchoStar and Sling TV Holding amended and restated the Operating Agreement, primarily to reflect the changes implemented by the Exchange Agreement.  Finally, we, EchoStar and Sling TV Holding amended and restated the Commercial Agreement, pursuant to which, among other things, Sling TV Holding: (1) continued to have certain rights and corresponding obligations with respect to its business; (2) continued to have the right, but not the obligation, to receive certain services from us and EchoStar; and (3) had a license from EchoStar to use certain of the assets distributed to EchoStar as part of the Exchange Agreement.  Sling TV Holding operates, through its subsidiary Sling TV L.L.C., the Sling TV services.  On January 31, 2017, we entered into the Share Exchange Agreement with EchoStar pursuant to which, among other things, EchoStar transferred its ten percent non-voting interest in Sling TV Holding to us.  As a result of the completion of the Share Exchange on February 28, 2017, we own 100% of Sling TV Holding, EchoStar no longer has any interest in Sling TV Holding, and the Commercial Agreement and the Exchange Agreement with EchoStar have terminated.  We incurred expenses payable to EchoStar of approximately $91 million under the Commercial Agreement during the year ended December 31, 2016.

Tax Matters Agreement.  In connection with the completion of the Share Exchange, we and EchoStar entered into a Tax Matters Agreement, which governs certain rights, responsibilities and obligations with respect to taxes of the Transferred Businesses pursuant to the Share Exchange.  Generally, EchoStar is responsible for all tax returns and tax liabilities for the Transferred Businesses for periods prior to the Share Exchange and we are responsible for all tax returns and tax liabilities for the Transferred Businesses from and after the Share Exchange.  Both we and EchoStar have made certain tax-related representations and are subject to various tax-related covenants after the consummation of the Share Exchange.  Both we and EchoStar have agreed to indemnify each other if there is a breach of any such tax representation or violation of any such tax covenant and that breach or violation results in the Share Exchange not qualifying for tax free treatment for the other party.  In addition, we have agreed to indemnify EchoStar if the Transferred Businesses are acquired, either directly or indirectly (e.g., via an acquisition of DISH Network), by one or more persons and such acquisition results in the Share Exchange not qualifying for tax free treatment. The Tax Matters Agreement supplements the Tax Sharing Agreement outlined below, which continues in full force and effect.

Tax Sharing Agreement.  In connection with the Spin-off, we entered into a tax sharing agreement with EchoStar which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off.  Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by us, and we will indemnify EchoStar for such taxes.  However, we are not liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Internal Revenue Code of 1986, as amended (the “Code”) because of: (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets; (ii) any action that EchoStar takes or fails to take; or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the Internal Revenue Service (“IRS”) in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions.  In such case, EchoStar is solely liable for, and will indemnify us for, any resulting taxes, as well as any losses, claims and expenses.  The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

In light of the tax sharing agreement, among other things, and in connection with our consolidated federal income tax returns for certain tax years prior to and for the year of the Spin-off, during the third quarter 2013, we and EchoStar agreed upon a supplemental allocation of the tax benefits arising from certain tax items resolved in the course of the IRS’ examination of these consolidated tax returns.  As a result, we agreed to pay EchoStar $83 million of the tax benefit we received or will receive.  Any payment to EchoStar, including accrued interest, will be made at such time as EchoStar would have otherwise been able to realize such tax benefit.  In addition, during the third quarter 2013, we and EchoStar agreed upon a tax sharing arrangement for filing certain combined state income tax returns and a method of allocating the respective tax liabilities between us and EchoStar for such combined returns, through the taxable period ending on December 31, 2017.  No payments were made with respect to the tax sharing agreement during the year ended December 31, 2016.

We and EchoStar file combined income tax returns in certain states.  In 2015 and 2014, EchoStar earned and recognized a tax benefit for certain state income tax credits that EchoStar estimates it would be unable to utilize in the future if it had filed separately from us.  In addition, EchoStar earned and recognized tax benefits for certain federal income tax credits, a portion of which were allocated to us under IRS rules for affiliated companies.  We expect to utilize these tax credits to reduce our federal and state income tax payable in the future.  In accordance with accounting rules that apply to transfers of assets between entities under common control, we recorded a capital contribution of less than $1 million and $3 million in “Additional paid-in capital” on our Consolidated Balance Sheets for the years ended December 31, 2016 and 2015, respectively, representing the amount that we estimate is more likely than not to be realized by us as a result of our utilization of these tax credits earned.  Any payments made to EchoStar related to the utilization of these credits will be recorded as a reduction to “Additional paid-in capital” on our Consolidated Balance Sheets.

TiVo.  On April 29, 2011, we and EchoStar entered into a settlement agreement with TiVo Inc. (“TiVo”).  The settlement resolved all pending litigation between us and EchoStar, on the one hand, and TiVo, on the other hand, including litigation relating to alleged patent infringement involving certain DISH digital video recorders, or DVRs.

Under the settlement agreement, all pending litigation was dismissed with prejudice and all injunctions that permanently restrain, enjoin or compel any action by us or EchoStar were dissolved.  We and EchoStar are jointly responsible for making payments to TiVo in the aggregate amount of $500 million, including an initial payment of $300 million and the remaining $200 million in six equal annual installments between 2012 and 2017.  Pursuant to the terms and conditions of the agreements entered into in connection with the Spin-off of EchoStar from us, we made the initial payment to TiVo in May 2011, except for the contribution from EchoStar totaling approximately $10 million, representing an allocation of liability relating to EchoStar’s sales of DVR-enabled receivers to an international customer.  Future payments will be allocated between us and EchoStar based on historical sales of certain licensed products, with us being responsible for 95% of each annual payment.  Pursuant to the Share Exchange Agreement, we will be responsible for EchoStar’s allocation of the final payment to TiVo.

TT&C Agreement.  Effective January 1, 2012, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we receive TT&C services from EchoStar for certain satellites for a period ending on December 31, 2016 (the “2012 TT&C Agreement”).  In November 2016, we and EchoStar amended the 2012 TT&C Agreement to extend the term thereof for one additional year until December 31, 2017.  The fees for services provided under the 2012 TT&C Agreement are calculated at either: (i) a fixed fee; or (ii) cost plus a fixed margin, which will vary depending on the nature of the services provided.  We are able to terminate the 2012 TT&C Agreement for any reason upon 60 days notice.  We incurred expenses payable to EchoStar of approximately $3 million under the 2012 TT&C Agreement during the year ended December 31, 2016.

XiP Encryption Agreement.  During the third quarter 2012, we entered into an encryption agreement with EchoStar for our whole-home HD DVR line of set-top boxes (the “XiP Encryption Agreement”) pursuant to which EchoStar provided certain security measures on our whole-home HD DVR line of set-top boxes to encrypt the content delivered to the set-top box via a smart card and secure the content between set-top boxes.  In November 2016, we and EchoStar extended the term of the XiP Encryption Agreement for one additional year until December 31, 2017.  The fees for the services provided under the XiP Encryption Agreement were calculated on a monthly basis based on the number of receivers utilizing such security measures each month.  As a result of the completion of the Share Exchange on February 28, 2017, the XiP Encryption Agreement with EchoStar has terminated.  No payments were made under the XiP Encryption Agreement during the year ended December 31, 2016.

Related Party Transactions with NagraStar L.L.C. (“NagraStar”)

Prior to the completion of the Share Exchange on February 28, 2017, NagraStar was a joint venture between EchoStar and Nagra USA, Inc. that is our provider of encryption and related security systems intended to assure that only authorized customers have access to our programming.  As a result of the completion of the Share Exchange on February 28, 2017, we now own EchoStar’s joint venture interest in NagraStar.  During the year ended December 31, 2016, we purchased from NagraStar security access and other fees at an aggregate cost to us of $73 million.  As of December 31, 2016, amounts payable to NagraStar totaled $17 million.

Certain Related Party Transactions with Certain of Our Executive Officers

Khemka Transaction.  During 2016, we employed Ms. Sruta Vootukuru, the wife of Mr. Vivek Khemka, our Executive Vice President and Chief Technology Officer.  We employed Ms. Vootukuru as Vice President, Business Operations in our Sling TV business, and we paid her approximately $186,000 during 2016, and we granted her an option to purchase 15,000 Class A Shares under the 2017 LTIP on January 1, 2017.  While the amount paid during 2017 will depend on the time and services that will be provided, we expect to pay Ms. Vootukuru approximately $190,000 during 2017.

Certain Related Party Transactions with Certain Members of Our Board of Directors

Ergen Family.  During 2016, Mrs. Ergen served as a Senior Advisor and as a member of our Board of Directors, and we paid her approximately $100,000.  During 2016, we employed Mrs. Katie Flynn, the daughter of Mr. and Mrs. Ergen, as Senior Assistant Brand Manager and paid her approximately $49,000.  During 2016, we also employed Mr. Christopher Ergen, the son of Mr. and Mrs. Ergen, as a Business Analyst and paid him approximately $25,000.  During 2017, we expect to continue to employ Mrs. Ergen, Mrs. Flynn, Mr. Christopher Ergen and certain other Ergen children. While the amount paid during 2017 will depend on the time and services that will be provided, we expect to pay Mrs. Ergen approximately $100,000, Mrs. Flynn approximately $100,000, Mr. Christopher Ergen approximately $25,000 and certain other Ergen children approximately $25,000 in the aggregate during 2017.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Appointment of Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm in 2016.  KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2016, and the Board has proposed that our shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.  Please see Proposal No. 2 below.  The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of DISH Network.

Fees Paid to KPMG LLP for 2016 and 2015

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2016 and 2015, and fees billed for other services rendered by KPMG LLP during those periods.

	For the Years Ended December 31,
	2016	2015
Audit Fees (1)	$2,550,000	$2,450,000
Audit-Related Fees (2)	518,961	170,000
Total Audit and Audit-Related Fees	3,068,961	2,620,000
Tax Compliance Fees	44,049	37,550
Tax Consultation Fees	122,739	3,478
All Other Fees	—	—
Total Fees	$3,235,749	$2,661,028

(1)  Consists of fees paid by us for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with the audit of our internal control over financial reporting.

(2)  Consists of fees for services that are normally provided by the accountant in connection with registration statement filings, issuance of consents and professional consultations with respect to accounting issues.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm.  The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

•                  Request for approval of services at a meeting of the Audit Committee; or

•                  Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.  100% of the fees paid by us to KPMG LLP for services rendered in 2016 and 2015 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist DISH Network’s Board of Directors in its oversight of DISH Network’s financial reporting process, as is more fully described in its charter. DISH Network’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles.  DISH Network’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not and may not be employees of DISH Network, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, we have relied, without independent verification, on representations by DISH Network’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America.  We have also relied on representations of DISH Network’s independent registered public accounting firm included in their report on its financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with DISH Network’s management and independent registered public accounting firm do not assure that DISH Network’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of DISH Network’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that DISH Network’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with DISH Network’s management its audited financial statements for the fiscal year ended December 31, 2016.  We also discussed these audited financial statements with DISH Network’s independent registered public accounting firm.  Our discussions with the independent registered public accounting firm included the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees,” as currently in effect.  We also discussed with them their independence and any relationship that might affect their objectivity or independence.  In connection with these discussions, we reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB.   Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and DISH Network that affects the objectivity or independence of the independent registered public accounting firm.  Based on these discussions and our review discussed above, we recommended to DISH Network’s Board of Directors that its audited financial statements for fiscal 2016 be included in DISH Network’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The DISH Network Audit Committee

Tom A. Ortolf (Chairman)

George R. Brokaw

Steven R. Goodbarn

Charles M. Lillis

Afshin Mohebbi

The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting.  The Audit Committee and the Board have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and we are asking our shareholders to ratify this appointment at the Annual Meeting.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public registered accounting firm at any time if it determines that such a change would be in the best interests of DISH Network.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire.  They also will be available to respond to appropriate questions of shareholders.

Charles W. Ergen, our Chairman and Chief Executive Officer, currently possesses approximately 78.5% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” above. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 2.  Accordingly, approval of Proposal No. 2 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 (Item No. 2 on the enclosed proxy card).

PROPOSAL NO. 3 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In our proxy statement for the 2011 Annual Meeting of Shareholders, the Board of Directors recommended that a non-binding advisory vote on the compensation of our named executive officers be held every three years by our shareholders.  Our shareholders at the 2011 Annual Meeting of Shareholders approved, on a non-binding advisory basis, the holding of a non-binding advisory vote on the compensation of our named executive officers every three years.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. Shareholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of DISH Network Corporation (the “Corporation”) hereby approve, on a non-binding advisory basis, the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Corporation’s Proxy Statement for its 2017 Annual Meeting of Shareholders (including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion therein).

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the compensation program for our executive officers is guided by several key principles, including attraction, retention and motivation of executive officers over the long-term, recognition of individual and company-wide performance, and creation of shareholder value by aligning the interests of management and our shareholders through equity incentives.  We urge shareholders to read the “Compensation Discussion and Analysis” section, compensation tables and related narrative discussion in this Proxy Statement for a more detailed discussion of our compensation programs and policies, the compensation-related actions taken in fiscal 2016 and the compensation paid to our named executive officers.

Charles W. Ergen, our Chairman and Chief Executive Officer, currently possesses approximately 78.5% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal No. 3.  Accordingly, approval of Proposal No. 3 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 3 (Item No. 3 on the enclosed proxy card).

PROPOSAL NO. 4 — NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and related SEC rules require us to seek a non-binding, advisory vote of shareholders at least once every six years to determine whether non-binding advisory votes on executive compensation should be held every one, two or three years.  Accordingly, in connection with this Proposal No. 4, shareholders may vote that future non-binding advisory votes on executive compensation be held as follows:

•                  Every year;

•                  Every two years; or

•                  Every three years.

Shareholders may also abstain from voting on this Proposal No. 4.  We urge shareholders to review the information presented in connection with Proposal No. 3 in this Proxy Statement, as well as the “Compensation Discussion and Analysis” section, compensation tables and related narrative discussion in this Proxy Statement for a more detailed discussion of our compensation programs and policies and the compensation paid to our named executive officers.

Our shareholders voted on a similar proposal in 2011 and approved the holding of a non-binding advisory vote on the compensation of our named executive officers every three years.  The Board continues to believe that holding a non-binding advisory vote on executive compensation every three years is most appropriate for DISH Network and recommends that shareholders vote to hold such non-binding advisory votes in the future every three years. The Board believes that holding a non-binding advisory vote every three years offers the closest alignment with DISH Network’s approach to executive compensation and its underlying philosophy that seek to enhance the long-term growth of the company and to attract, retain and motivate our executive officers over the long term. The Board believes a three-year cycle for the non-binding advisory vote on executive compensation will provide investors the most meaningful timing alternative by which to evaluate the effectiveness of our executive compensation strategies and their alignment with DISH Network’s business and results of operations.

Although this vote on the frequency of future advisory votes on executive compensation is advisory and non-binding, the Board and the Compensation Committee value shareholders’ opinions and will consider the outcome of the vote when considering the frequency of future non-binding advisory votes on executive compensation.

Charles W. Ergen, our Chairman and Chief Executive Officer, currently possesses approximately 78.5% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” above.  Mr. Ergen has indicated his intention to vote for the holding of a non-binding advisory vote on executive compensation every three years.  Accordingly, the approval of the holding of a non-binding advisory vote on executive compensation every three years under Proposal No. 4 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote for “EVERY THREE YEARS” under Proposal No. 4 (Item No. 4 on the enclosed proxy card).

WHERE TO GET ADDITIONAL INFORMATION

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.  As an electronic filer, our public filings are maintained on the SEC’s website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.  In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  The address of that website is http://www.dish.com.

COST OF PROXY STATEMENT

We will bear the cost of the solicitation of proxies on behalf of the Board.  In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means.  None of our directors, officers or employees will be specifically compensated for those activities.  We do not expect to pay any compensation for the solicitation of proxies.  However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

SHAREHOLDER COMMUNICATIONS

General.  We provide an informal process for shareholders to send communications to our Board and its members.  Shareholders who wish to contact the Board or any of its members may do so by writing to DISH Network Corporation, Attn:  Board of Directors, 9601 S. Meridian Blvd., Englewood, Colorado 80112.  At the direction of the Board of Directors, all mail received will be opened and screened for security purposes.  Correspondence directed to an individual Board member is referred to that member.  Correspondence not directed to a particular Board member is referred to R. Stanton Dodge, Executive Vice President, General Counsel and Secretary.

Submission of Shareholder Proposals and Director Nominations for 2018 Annual Meeting.  Shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at our 2018 Annual Meeting of Shareholders must submit the proposal or director nomination to us no later than November 23, 2017.  In accordance with our Bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2018 Annual Meeting of Shareholders, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to R. Stanton Dodge, Executive Vice President, General Counsel and Secretary, at DISH Network Corporation, 9601 S. Meridian Blvd., Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2017 Annual Meeting of Shareholders.  Accordingly, any notice given pursuant to our Bylaws and outside the process of Rule 14a-8 must be received no earlier than January 1, 2018 and no later than January 31, 2018.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

OTHER BUSINESS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement.  However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

By Order of the Board of Directors

R. STANTON DODGE

Executive Vice President, General Counsel and Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. DISH NETWORK CORPORATION 9601 S. MERIDIAN BLVD. ENGLEWOOD, CO 80112 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 George R. Brokaw 06 Charles M. Lillis 02 James DeFranco 07 Afshin Mohebbi 03 Cantey M. Ergen 08 David K. Moskowitz 04 Charles W. Ergen 09 Tom A. Ortolf 05 Steven R. Goodbarn 10 Carl E. Vogel The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. 3. The non-binding advisory vote on executive compensation. For 0 0 1 year 2 years Against 0 0 3 years 0 Abstain 0 0 Abstain 0 The Board of Directors recommends you vote 3 YEARS on the following proposal: 4. The non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation. 0 0 NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. 0 For address change/comments, mark here. (see reverse for instructions) 0 Materials Election - Check this box if you want to Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000323577_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . DISH NETWORK CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles W. Ergen and R. Stanton Dodge, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all Class A Shares and Class B Shares of DISH Network Corporation held of record by the undersigned on March 15, 2017, at the Annual Meeting of Shareholders to be held on May 1, 2017, or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE TEN DIRECTORS SET FORTH ABOVE, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2017, (3) FOR THE NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND (4) FOR THE HOLDING OF FUTURE NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE SIDE. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000323577_2 R1.0.1.15